UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
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March 8, 2012

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 23, 2012 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, approve the appointment of the independent accountants, cast an advisory vote to approve executive compensation, and consider two shareowner proposals. The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and AGAINST Proposals 4 and 5.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 23, 2012 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of the ten nominees listed in the accompanying proxy statement to the Board of Directors;

•	Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2012;

•	An advisory vote to approve executive compensation; and

•	Two shareowner proposals described on pages 73-76 in the accompanying proxy statement;

and to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 24, 2012 are entitled to notice of and to vote at the meeting.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 8, 2012.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 8, 2012

Reconciliation of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this proxy statement, other than as part of disclosure of target levels, can be found in the Appendix. The Long-Term Targets referenced in the Compensation Discussion and Analysis section of this proxy statement represent forward-looking statements that are based on management’s assumptions and assessments and are not guarantees of future performance.

2012 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareowners

•	Time and Date:	10:30 a.m., April 23, 2012
•	Place:	Honeywell 101 Columbia Road Morris Township, New Jersey
•	Record Date:	Shareowners as of February 24, 2012 are entitled to vote.
•	Admission:	Please follow the advance registration instructions on page 79.

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page References (for more detail)

1.	Election of Directors	FOR EACH NOMINEE	1-6
2.	Approval of Independent Accountants	FOR	70
3.	Advisory Vote To Approve Executive Compensation	FOR	71-72
4.	Shareowner Proposal: Independent Board Chairman	AGAINST	73-74
5.	Shareowner Proposal: Political Contributions	AGAINST	75-76

Director Nominees (Proposal No. 1)

Each director nominee is elected annually by a majority of votes cast (see page 78 of this proxy statement for further detail).

Name	Age	Director Since	Independent	Committees

Gordon M. Bethune	70	1999	X	CGRC, MDCC
Kevin Burke	61	2010	X	AC, RPC
Jaime Chico Pardo	62	1999	X	CGRC, RPC (C)
David M. Cote	59	2002		NONE
D. Scott Davis	60	2005	X	AC, MDCC (C)
Linnet F. Deily	66	2006	X	AC, CGRC (C)
Judd Gregg	65	2011	X	AC, CGRC
Clive R. Hollick	66	2003	X	MDCC, RPC
George Paz	56	2008	X	CGRC, AC (C)
Bradley T. Sheares	55	2004	X	MDCC, RPC

AC	Audit Committee
CGRC	Corporate Governance and Responsibility Committee
MDCC	Management Development and Compensation Committee
RPC	Retirement Plans Committee
C	Chair

Attendance	Each director nominee attended at least 75% of the aggregate number of Board and applicable Committee meetings.

Key Qualifications

Senior Leadership Experience, Industry/Global Experience, Financial Expertise, Regulated Industries/Government Experience, Public Company Board Experience (See pages 1-6 of this proxy statement for additional detail.)

i

Auditors (Proposal No. 2)

The Board of Directors recommends a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent accountants for 2012.

Type of Fees	2011	2010

	(in millions)
Audit Fees	$20.4	$19.7
Audit-Related Fees	$2.7	$2.3
Tax Fees	$6.4	$6.3
All Other Fees	$—	—
Total	$29.5	$28.3

Advisory Vote To Approve Executive Compensation (Proposal No. 3)

We are requesting that the shareowners approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement. The Board recommends a vote FOR Proposal No. 3 as it believes that the 2011 compensation decisions are consistent with key objectives of Honeywell’s executive compensation program: to promote a performance-based culture through strong emphasis on variable, at-risk compensation tied to an appropriate balance of near-term and long-term objectives that aligns the interests of shareowners and executives. This proposal was supported by over 90% of the votes cast in 2011 and 2010. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 21 of this proxy statement for a full discussion of our executive compensation.

Performance Highlights

Record Year of Profitable Growth

•	Sales up 13% to $36.5 billion, record 8% organic growth (excludes the impact of foreign currency translation and acquisitions and divestitures)

•	Segment profit up 19%, with 80 basis points of margin expansion

•	Proforma Earnings Per Share (“EPS”) (excluding mark-to-market pension adjustment) up 35% to $4.05

•	Free cash flow (“FCF”) of $3.7 billion (prior to cash contributions to U.S. pension plans), reflecting 115% FCF conversion (excluding the impact of the pension mark-to-market adjustment on net income)

Building for the Future—Highlights of Seed Planting Investments

•

Strategic Acquisitions: EMS Technologies (connectivity solutions for mobile networking, rugged mobile computers and satellite communications), King’s Safetywear (branded safety footwear; expands personal protection equipment portfolio), Sunoco phenol plant (helps secure long-term supply of phenol)

•	Repositioning Cost Savings: Used approximately $350 million from non-operating gains to fund repositioning actions that are expected to generate cost savings in 2012 and future periods

•	International Expansion: Continued to expand penetration of global markets, with emerging region sales now representing approximately 20% of total sales

•	Leadership Actions: Positioned Honeywell to rapidly capitalize on improving business conditions and continued to build on Honeywell’s consistent performance track record

Sustainable Improvement

•

2010-2011: For the two-year period (January 1, 2010-December 31, 2011), record organic revenue growth at twice the rate of global gross domestic product (“GDP”) growth; 390 basis points improvement in average return on investment (“ROI”) driven by 58% increase in proforma net income; $1.4 billion increase in segment profit, with 140 basis points of margin expansion

•	Vs. Prior Peak: 2011 sales, segment profit, segment margin, proforma EPS, FCF (prior to cash contributions to U.S. pension plans) and working capital turns exceed pre-recession (2008) levels

•

2003-2011: Since 2003 (the first full year of Mr. Cote’s tenure), on a compound annual growth rate basis, sales are up 7%, proforma net income is up 12% and FCF (prior to cash contributions to U.S. pension plans) is up 7%

Creating Shareowner Value; Outperforming Market and Peers

•	Dividends: Dividend rate was increased by 12%, effective in the fourth quarter of 2011, the seventh increase of at least 10% in the last eight years

•	Share Repurchases: Repurchased approximately $1.1 billion of shares in 2011

•	Market Capitalization: Approximately $12 billion increase (39% stock price appreciation) over 2010-2011

•	Total Shareowner Return (“TSR”): Outperforming market and peers

Total Shareowner Return

Peer Median refers to Compensation Peer Group (see pages 29-30 of this proxy statement).
Percentages reflect cumulative growth over the period.

2011 Compensation Decisions

The table below highlights the 2011 total annual direct compensation actions for each Named Executive Officer. These actions are aligned with the strong Company performance described above (see pages 39-43 of this proxy statement for additional detail):

Named Executive Officer	Base Salary	Annual Bonus	Stock Options	Annualized Growth Plan Award	2011 Total Annual Direct Compensation

David Cote	$1,800,000	$4,300,000	$9,726,250	$9,500,000	$25,326,250
David Anderson	$900,000	$1,225,000	$3,451,250	$2,750,000	$8,326,250
Roger Fradin	$1,050,000	$1,300,000	$3,451,250	$2,736,250	$8,537,500
Timothy Mahoney	$763,385	$800,000	$2,635,500	$1,596,000	$5,794,885
Andreas Kramvis	$623,846	$875,000	$2,196,250	$1,750,000	$5,445,096

Total Annual Direct Compensation consists of:

•

Base Salary: Two Named Executive Officers (Messrs. Mahoney and Kramvis) received salary increases in 2011. The base salaries of the other three Named Executive Officers (including the CEO) remained unchanged for the third consecutive year.

•

Annual Bonus: The Named Executive Officers received annual bonuses ranging from 104% to 140% of their target opportunities based on results against pre-established goals, as well as other performance measures which assess both the strength and degree of difficulty of operating results, improvement over prior periods and the achievement of non-financial management objectives.

•	Stock Options: Each of the Named Executive Officers received a stock option grant for a number of shares up to an amount consistent with prior year levels.

•

Growth Plan: The Named Executive Officers earned Growth Plan awards ranging from 152% to 200% of their target award values as the Company significantly exceeded total revenue (excluding the impact of acquisitions and divestitures) and ROI performance goals for the two-year performance cycle (January 1, 2010 - December 31, 2011). These awards are payable 50% in the first quarter of 2012 and 50% in the first quarter of 2013.

SEC reporting rules require that the full amount of the Growth Plan payout earned over the performance cycle be reflected in the Summary Compensation Table as Non-Equity Incentive Compensation in the second year of the performance cycle (in this case, for 2011). This is inconsistent with both the Management Development and Compensation Committee’s view when setting the Growth Plan targets and unit awards and with the actual payout schedule. To reflect the Committee’s perspective, the table above presents the annualized value of Growth Plan awards, including the earned increment above target. It differs from, and is not a substitute for the Summary Compensation Table (presented on page 48 of this proxy statement), which presents similar information in the format required by the SEC.

Alignment of Pay with Performance

The graph below demonstrates the strong alignment over the past five years of CEO total annual direct compensation (“Total ADC” consists of base salary, annual incentive compensation award, annual stock option grant, and annualized Growth Plan award) with shareowner value creation (as more fully described in the section titled “Compensation Discussion and Analysis”—“Executive Summary” beginning on page 21 of this proxy statement).

Vertical axis on the left side reflects the year-to-year performance indexed to 2006 base year TSR at 100. Prior year TSR used to correspond with timing of compensation decisions.

Shareowner Proposals (Proposal Nos. 4 and 5)

Two shareowner proposals, if properly raised, will also be considered at the Annual Meeting: Proposal No. 4 regarding an independent board chairman and Proposal No. 5 regarding political contributions. The Board of Directors recommends that shareowners vote AGAINST each of these proposals for the reasons set forth on pages 73-74 and 75-76, respectively.

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 23, 2012.

Proposal No. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors (see page 78 of this proxy statement for further detail). The Board has nominated ten candidates for election as directors for a term ending at the 2013 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

The Board of Directors, acting through its Corporate Governance and Responsibility Committee (“CGRC”), is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. See “Identification and Evaluation of Director Candidates” on pages 12-13 of this proxy statement for further discussion. The CGRC believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its Committees.

Listed below are other key experiences, qualifications and skills of our director nominees that are relevant and important in light of Honeywell’s businesses and structure.

•

Senior Leadership Experience: Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations like Honeywell function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development.

•

Industry/Global Experience: Experience in industries, end-markets and growth segments that Honeywell serves, such as aerospace, construction, transportation, infrastructure, and energy efficiency, as well as key geographic markets where it operates, such as the United States, Latin America and Europe, enables a better understanding of the issues facing the Company’s businesses.

•

Financial Expertise: We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Our director nominees have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) Corporate Governance Rules.

•

Regulated Industries/Government Experience: Honeywell is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies, both foreign and domestic. Mr. Gregg has significant public service experience in both the executive (Governor of New Hampshire) and legislative (U.S. Congressman and Senator) branches.

•

Public Company Board Experience: Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda-setting and succession planning.

Each of the nominees, other than Mr. Cote, is also independent of the Company and management. See “Director Independence” on pages 11-12 of this proxy statement.

In addition to the above, the CGRC also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.

Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company (where, among other things, he was responsible for the manufacture and design of the B757 and B737 aircraft programs), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. He is licensed as a commercial pilot, type rated on the B757 and B767 airplanes and the DC-3 and is a licensed airframe and power plant mechanic. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Nextel Corporation. He previously served as a director of Willis Group Holdings Ltd. (2004-2008). Mr. Bethune was a director of Honeywell Inc. from April 1999 to December 1999.

* * *

Areas of Relevant Experience: Commercial airlines, including marketing, branding, cost control and restructuring, international operations and government regulation; aircraft manufacturing, design, maintenance and repair; financial services; insurance; talent management.

Director since 1999	Age 70

KEVIN BURKE, Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison)

Mr. Burke joined Con Edison, a utility provider of electric, gas and steam services, in 1973 and has held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. He served as Senior Vice President from July 1998 to July 1999, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected President of Orange & Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected President and Chief Operating Officer of Consolidated Edison Company of New York, Inc. in 2000 and elected Chief Executive Officer in 2005. Mr. Burke was appointed President and Chief Executive Officer of Con Edison in 2005, and elected Chairman in 2006. In addition, Mr. Burke is Chairman of the Board of Trustees of Consolidated Edison of New York, Inc. and Chairman of the Board of Directors of Orange & Rockland Utilities, Inc., both of which are affiliates of Con Edison.

* * *

Areas of Relevant Experience: Energy production and distribution; energy efficiency; alternative sources of energy; engineering and construction; development of new service offerings; government regulation.

Director since 2010	Age 61

JAIME CHICO PARDO, President and Chief Executive Officer, ENESA, S.A. de C.V.

Mr. Chico Pardo has been President and Chief Executive Officer of ENESA, S.A. de C.V., a private fund investing in the energy and health care sectors in Mexico since March 2010. He previously served as Co-Chairman of the Board of Telefonos de Mexico, S.A.B. de C.V. (TELMEX), a telecommunications company based in Mexico City, from April 2009 until April 2010 and as its Chairman from October 2006 to April 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. Mr. Chico Pardo was Co-Chairman of the Board of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V.), a publicly listed company in Mexico engaged in investment in and management of infrastructure assets in Latin America, from 2006 until 2010. He was also Chairman of Carso Global Telecom, S.A. de C.V. from 1996 until 2010. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo has also spent a number of years in the international and investment banking business. Mr. Chico Pardo is a director of IDEAL and AT&T, Inc. He also serves as a Board member of three mutual funds in the American Funds family of mutual funds. He previously served as a director of Grupo Carso, S.A. de C.V. (1991-2010) and the following of its affiliates: CICSA (Carso Infraestructura y Construcción S.A.B. de C.V.) (2008-2011), América Móvil, S.A.B. de C.V. (2001-2009); America Telecom, S.A.B. de C.V. (2001-2006); Carso Global Telecom, S.A. de C.V. (1996-2010); Telmex Internacional, S.A.B. de C.V. (2008-2010); and TELMEX (1991-2010). Mr. Chico Pardo was a director of Honeywell Inc. from September 1998 to December 1999.

* * *

Areas of Relevant Experience: Telecommunications; automotive; manufacturing; engineering; construction; management of infrastructure assets; international business, operations and finance.

Director since 1999	Age 62

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. He is also a director of JPMorgan Chase & Co.

* * *

Areas of Relevant Experience: Senior leadership roles in global, multi-industry organizations; ability to drive a consistent One Honeywell approach across a large multi-national organization; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses; significant public policy experience, including service on the bipartisan National Commission on Fiscal Responsibility and Reform and the Bipartisan Policy Center—Energy Project, and as Co-Chair of the U.S.-India CEO Forum.

Director since 2002	Age 59

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)

Mr. Davis joined UPS, a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009.

* * *

Areas of Relevant Experience: Transportation and logistics services; international operations, global economic indicators and issues; public policy; financial reporting, accounting and controls.

Director since 2005	Age 60

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Chevron Corporation. Ms. Deily previously served as a director of Alcatel-Lucent (2006-2008) and Lucent Technologies, Inc. (2005-2006).

* * *

Areas of Relevant Experience: International trade; capital markets; banking; corporate finance; government and public policy; telecommunications and information services; refinery and petrochemical industries; financial reporting; accounting and controls.

Director since 2006	Age 66

JUDD GREGG, former U.S. Senator from New Hampshire

Senator Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Senator Gregg served on a number of key Senate Committees including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He has served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Senator Gregg served as a chief negotiator of the Emergency Economic Stabilization Act of 2008 and was the lead sponsor of the Deficit Reduction Act of 2005, and, along with the late Senator Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1993, Senator Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. He is also a director of IntercontinentalExchange, Inc.

* * *

Areas of Relevant Experience: Government and public policy; financial regulatory reform; banking; tax; capital markets; science, renewable technology and research; environmental protection and conservation; healthcare; foreign policy.

Director since 2011	Age 65

CLIVE R. HOLLICK, former Partner, Kohlberg Kravis Roberts & Co.

Lord Hollick joined Kohlberg Kravis Roberts & Co., a private equity firm, in April 2005 as a Managing Director, focusing on investments in the media and financial services sectors, and was appointed Partner in April 2006 and served as Senior Adviser from February 2009 to April 2010. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media plc, a London-based, international information, broadcasting, financial services and publishing group. From 1974 to 1996, he held various leadership positions with MAI plc (which merged into United Business Media in 1996) and its predecessor companies. Lord Hollick is also a director of ProSiebenSat.1 Media AG. He previously served as a director of The Nielsen Company B.V. (2008-2009) and Diageo plc (2001-2011).

* * *

Areas of Relevant Experience: International media (information, broadcasting, publishing and online); financial services; marketing and branding; technology and innovation; operating environment and trends in European markets; mergers and acquisitions, including in a private equity context; public policy in the UK and Europe.

Director since 2003	Age 66

GEORGE PAZ, Chairman, President and Chief Executive Officer of Express Scripts, Inc.

Mr. Paz has served as Chairman of the Board of Express Scripts, Inc., a pharmacy benefit management company, since May 2006, as Chief Executive Officer since April 2005 and as President since October 2003. He has served as a director of Express Scripts since January 2004. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004.

* * *

Areas of Relevant Experience: Tax; financial reporting; accounting and controls; corporate finance; insurance and risk management; mergers and acquisitions; capital markets; government regulation; employee health benefits.

Director since 2008	Age 56

BRADLEY T. SHEARES, Former Chief Executive Officer of Reliant Pharmaceuticals, Inc., Former President, U.S. Human Health, Merck & Co., Inc.

Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation, Covance Inc., and Henry Schein, Inc. Dr. Sheares previously served as a director of IMS Health Incorporated (2009-2010).

* * *

Areas of Relevant Experience: Sales and marketing; advertising and promotion; brand management; research and development; healthcare; complex regulatory and legal issues; risk management; mergers and acquisitions.

Director since 2004	Age 55

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	To oversee management performance on behalf of shareowners;

•	To ensure that the long-term interests of the shareowners are being served;

•	To monitor adherence to Honeywell standards and policies;

•	To promote the exercise of responsible corporate citizenship; and

•	To perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

BOARD MEETINGS

The Board of Directors held seven meetings during 2011. The average attendance at meetings of the Board and Board Committees during 2011 was 95%. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

BOARD LEADERSHIP STRUCTURE

The Board of Directors believes that Mr. Cote’s service as both Chairman of the Board and CEO is in the best interest of the Company and its shareowners. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. Considering the size and complexity of the Company, Mr. Cote is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters for the Company and its shareowners.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, employees, customers and suppliers, particularly during periods of volatile economic and industry conditions. This has been beneficial in driving a unified “One Honeywell” approach to core operating processes across a global, multi-industry organization of approximately 132,000 employees.

Each of the directors other than Mr. Cote is independent and the Board believes that the independent directors provide effective oversight of management, including the CEO, through:

•

The extensive work of the Board’s Committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and executive compensation;

•

Annual review of the schedule of agenda subjects to be considered by the Board and its Committees in the coming year; each Board and Committee member is free to raise subjects that are not on the agenda at any meeting and to suggest items for inclusion on future agendas;

•	Feedback provided and questions raised by the directors during Board and Committee meetings; and

•

Executive sessions of the independent, non-employee directors; the presiding director for these executive sessions rotates on a meeting-by-meeting basis in accordance with years of service on the Board; following each executive session, the presiding director meets with the Chairman to provide feedback on matters discussed in the executive session and input regarding agenda items, information requests or other suggestions for future Board and Committee meetings.

The Board believes that its approach regarding the presiding director, rather than selection of a single individual to fill that role, more effectively encourages full engagement of all of the independent directors in the executive sessions, avoids unnecessary hierarchy, and appropriately and effectively balances the combined Chairman/CEO role.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a fixed rule but as a matter that is best considered as part of the CEO succession planning process.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors. See “Director Independence” on pages 11-12. The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

The table below lists the current membership of each Committee and the number of Committee meetings held in 2011.

Name	Audit		Corporate Governance and Responsibility	Management Development and Compensation	Retirement Plans

Mr. Bethune			X	X

Mr. Burke	X				X

Mr. Chico Pardo			X		X*

Mr. Davis	X			X*

Ms. Deily	X		X*

Mr. Gregg	X		X

Mr. Hollick				X	X

Mr. Paz	X	*	X

Dr. Sheares				X	X

2011 Meetings	9		4	6	3

*	Committee Chairperson

The primary functions of each of the Board Committees are described below.

Audit Committee

The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review material legal and compliance matters and the effectiveness of the Company’s integrity and compliance program; and consider the accountants’ independence. The Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants, as well as review and pre-approval of all audit and non-audit services to be provided to Honeywell by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. The Committee also holds separate executive sessions at each in-person meeting with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Chief Financial Officer and Vice President—Corporate Audit. The Board has determined that Mr. Paz, Mr. Burke, Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Mr. Paz as the “audit committee financial expert”, as such term is defined by the SEC. See page 69 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

The primary functions of this Committee are to: identify and evaluate potential Director candidates and recommend to the Board the nominees to be proposed by the Company for election to the Board; review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review Honeywell’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and such other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on pages 12-13 and “Director Compensation” on pages 14-16.

Management Development and Compensation Committee

The Company’s executive compensation program is administered by the Management Development and Compensation Committee. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives; review and approve the individual goals and objectives of the Company’s executive officers; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level; review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers; review and discuss with management, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; produce the annual Committee Report included in this proxy statement; review the management development program, including executive succession plans; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. See page 47 for the Management Development and Compensation Committee Report.

Role of Consultant

The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. Under the Committee’s established policy, its consultant cannot provide any other services to the Company. Since October 2009, the Committee has retained Pearl Meyer & Partners as its independent compensation consultant.

The consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “Compensation Peer Group” (see pages 29-30 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of the Company and the Compensation Peer Group with respect to the financial metrics generally used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties; neither the Committee nor the Company has any input into the scope of or the companies included in these third party surveys.

While the Committee reviews information provided by its consultant regarding compensation paid by the Compensation Peer Group, as well as third party survey data, as a general indicator of relevant market conditions, the Committee does not target a specific competitive position relative to the market in making its compensation determination. See “Peer Group Compensation Data” on pages 29-30 of this proxy statement for further discussion.

The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members. The consultant attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Input From Senior Management

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, together with a review of supplemental performance measures and prior compensation levels relative to performance, the CEO recommends base salary adjustments and cash and equity incentive award levels for the Company’s other executive officers. See “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement for additional discussion. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

Retirement Plans Committee

The primary functions of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review investment policy for fund assets; and oversee members of the committees that direct the investment of pension fund assets.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight, with review of certain areas being conducted by the relevant Board Committees that in turn report on their deliberations to the Board. The Board works with senior management to develop a broad portfolio view that considers and balances risk-taking for sustainable growth and competitive advantage in a manner consistent with the Company’s long-term strategic plan with actions necessary to preserve assets and protect against losses. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies and enable informed decision-making and intelligent risk-taking. These areas of focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory compliance, health, safety and environment, political, and reputational risks.

The Board and the Audit Committee review the Company’s enterprise risk management program at least annually. Throughout the year, management regularly communicates with the Board and its Committees regarding the identification, assessment and mitigation of specific risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the Vice President—Corporate Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning.

Board/Committee	Primary Areas of Risk Oversight
Audit Committee

Risks and exposures associated with financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, credit and liquidity and legal and compliance matters.

Corporate Governance and Responsibility Committee	Risks and exposures relating to Honeywell’s programs and policies relating to corporate governance; director succession planning; diversity; health, safety, and environment.
Management Development and Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

Retirement Plans Committee.	Risks and exposures associated with Honeywell’s employee pension and savings plans, including their relative investment performance, asset allocation strategies and funded status.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Bethune, Burke, Chico Pardo, Davis, Gregg, Hollick, Paz, and Sheares and Ms. Deily—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described on pages 14-16 of this proxy statement.

•

No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•

No non-employee director or nominee is an employee of Honeywell’s independent accountants and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•	No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•

No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve, or during the last completed fiscal year served, as officers (UPS and Con Edison). In each case, (i) the relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than 0.5% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

The above information was derived from the Company’s books and records and responses to questionnaires completed by the director nominees in connection with the preparation of this proxy statement.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on our website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors, evaluating the qualifications of individuals suggested or nominated by third parties, and recommending to the Board the nominees to be proposed by the Company for election to the Board and actions with respect to individuals nominated by third parties. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to- day management and oversight of the search firm engagement to the Company’s Senior Vice President—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates whom the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. While the Company’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Committee takes into account diversity considerations in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-laws and described under “Director Nominations” on page 80 of this proxy statement.

The Company did not receive any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of Honeywell’s common stock (“Common Stock”) for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address. The Corporate Secretary of the Company reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job related inquires; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Annual Compensation

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.

At the commencement of each year, $60,000 in Common Stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments.

In 2011, each non-employee director received an annual grant of options to purchase 5,000 shares of Common Stock at a price per share equal to the fair market value of a share of Common Stock on the date of grant, which is the date of the Annual Meeting of Shareowners. These options vest in equal annual installments over the four years following the grant date. These options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant (age 72), death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) and the relevant award agreements. In 2012, the annual equity grant will change from a fixed number of shares (5,000) to a target value of $75,000 and will consist of 50% options (which will vest as described above) and 50% restricted stock units (“RSUs”) (which will vest on the earliest of the third anniversary of the date of grant, the director’s death or disability, or change in control).

Deferred Compensation

A non-employee director may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to his or her account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (3.84% for 2011 and set at 3.65% for 2012) or are valued as if invested in a Honeywell Common Stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell Common Stock fund is increased to take dividends into account. Upon a change of control, as defined in the Non-Employee Director Plan, a director may receive, pursuant to a prior election, a lump-sum payment for amounts deferred before 2006.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune and Chico Pardo) participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by cash dividends that are converted into shares of Common Stock by dividing the cash amount by the closing price of the Common Stock on the dividend payment date. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason. Fractional shares will be paid in cash. Share payments will be made to a participating director in one payment or annual installments, as elected by the director. A director may elect to change the payment form if such election is made at least one year prior to the payment date.

Other Benefits

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect to receive $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents that is consistent with similar coverage offered to the Company’s active salaried employees. In September 2008, the Board determined that new directors would be responsible for paying premiums for term life insurance and medical and dental coverage which they elected to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may use the Company aircraft for travel to and from Board and Committee meetings.

Restricted Stock Unit Grant Upon Election to Board

New non-employee directors receive a one-time grant of 3,000 RSUs upon their election to the Board that vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be automatically reinvested into additional RSUs which vest according to the same schedule as the underlying RSUs to which they relate. The director may defer the receipt of the RSUs on substantially the same terms and conditions as officers of the Company with respect to new grants of RSUs.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold Common Stock (including restricted shares and RSUs and/or Common Stock equivalents) with a market value of at least five times the annual cash retainer (or $400,000; up from the previous threshold of $300,000 through December 31, 2011) and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors have attained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2011

Director Name	Fees Earned or Paid Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (3)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Gordon Bethune	$179,500	—	$68,100	$38,651	$4	$286,255
Kevin Burke	$184,500	—	$68,100	—	$25,004	$277,604
Jaime Chico Pardo	$186,000	—	$68,100	—	$26,301	$280,401
D. Scott Davis	$197,500	—	$68,100	$2,342	$1,125	$269,067
Linnet Deily	$199,167	—	$68,100	—	$31,884	$299,151
Judd Gregg	$127,000	$181,410	$68,100	—	$25,004	$401,514
Clive Hollick	$177,500	—	$68,100	$2,587	$37,449	$285,636
George Paz	$197,500	—	$68,100	—	$25,004	$290,604
Bradley Sheares	$176,000	—	$68,100	$4,923	$25,723	$274,746
Michael Wright*	$102,833	—	$68,100	—	$28,436	$199,369

*	Mr. Wright retired from the Board at the 2011 Annual Meeting

(1)	Includes all fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell Common Stock fund).

(2)	Reflects RSUs granted to Mr. Gregg upon his election to the Board in 2011 with a value of $60.47 per share.

(3)	The table below reflects all outstanding stock awards and option awards held at December 31, 2011 by each of the listed individuals.

Director Name	Outstanding Stock Awards at 12/31/11	Outstanding Option Awards at 12/31/11
Mr. Bethune	—	44,000
Mr. Burke	3,000	10,000
Mr. Chico Pardo	—	44,000
Mr. Davis	—	30,000
Ms. Deily	—	30,000
Mr. Gregg	3,000	5,000
Mr. Hollick	—	40,000
Mr. Paz	3,000	15,000
Dr. Sheares	—	35,000
Mr. Wright	—	41,000

(4)

The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards for non-employee directors were made in April 2011 with a Black-Scholes value of $13.62 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2011 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2011.

(5)

Amounts included in this column reflect above-market earnings on deferred compensation. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2011, this rate was 3.84%, and is set at 3.65% for 2012. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(6)	See “Director Compensation”—“Other Benefits” above for a description of the items included in the All Other Compensation column for 2011. Honeywell matched charitable contributions in the amounts of:

Director Name	Matched Charitable Contributions
Mr. Burke	$25,000
Mr. Chico Pardo	$25,000
Ms. Deily	$25,000
Mr. Gregg	$25,000
Mr. Hollick	$25,000
Mr. Paz	$25,000
Dr. Sheares	$25,000
Mr. Wright	$25,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

The Company has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of $1,002,085 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Each of Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions and Mr. Kramvis, President and Chief Executive Officer, Honeywell Performance Materials and Technologies, is a limited partner in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2011. State Street Corporation is listed in the table below because one of its subsidiaries (State Street Bank and Trust Company) holds 6.5% of our outstanding Common Stock as trustee for certain Honeywell savings plans. See notes below for additional details.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Corporation.	77,193,567	(1)	10.0%	(2)
State Street Financial Center,
One Lincoln Street, Boston, MA 02111
BlackRock Inc.	41,427,908	(3)	5.36%
40 East 52nd Street, New York, NY 10022

(1)	State Street Corporation has shared voting power and shared dispositive power in each case in respect of the 77,193,567 shares listed above.

State Street Bank and Trust Company, a subsidiary of State Street Corporation, has shared voting power and shared dispositive power in each case in respect of 63,095,262 shares included above.

(2)

State Street Bank and Trust Company holds 6.5% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)	BlackRock Inc. has sole voting power and sole dispositive power in respect of all 41,427,908 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 23, 2012 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name (1)	Total Number of Shares (2)	Components of Beneficial Ownership (Number of Shares)
		Common Stock Beneficially Owned	Right to Acquire (3)	Other Stock-Based Holdings (4)
Gordon M. Bethune	59,560	3,000	36,500	20,060
Kevin Burke.	15,577	8,000	3,750	3,827
Jaime Chico Pardo	76,258	15,401	36,500	24,357
David M. Cote	6,101,086	354,550	5,392,141	354,395
D. Scott Davis	44,608	11,000	22,500	11,108
Linnet F. Deily	35,052	3,000	22,500	9,552
Judd Gregg	6,901	2,000	1,250	3,651
Clive R. Hollick	51,520	3,000	32,500	16,020
George Paz	14,497	1,000	7,500	5,997
Bradley T. Sheares	42,635	2,212	27,500	12,923
David J. Anderson	1,721,405	16,571	1,474,500	230,334
Roger Fradin	1,584,180	128,875	1,337,500	117,805
Timothy Mahoney	328,011	32,350	291,980	3,681
Andreas Kramvis	509,885	37,067	468,500	4,318
All directors, nominees and executive officers as a group, including the above-named persons (19 people)	12,007,561	729,137	10,454,386	824,038

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than 1% and the total for the group is approximately 1.55% of the shares of Common Stock outstanding.

(3)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of performance shares, RSUs and stock options within 60 days of February 23, 2012.

(4)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

Executive officers and directors generally hold stock options until close to the expiration of the ten-year term and generally exercise their options within approximately twelve months of the expiration date. The net gain shares are then held for at least one year in accordance with the Company’s stock ownership guidelines. The only option exercises with respect to executive officers and directors in 2011 were those approaching expiration. Moreover, two directors purchased shares in the market in 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2011, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

SEC FILINGS AND REPORTS; KEY CORPORATE GOVERNANCE DOCUMENTS

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Business Conduct granted to any of the Company’s directors or executive officers will be published on our website.

SUSTAINABILITY; CORPORATE RESPONSIBILITY

Honeywell takes seriously its commitment to corporate social responsibility, protection of our environment and creation of Sustainable Opportunity everywhere it operates. The Company’s Heath, Safety and Environmental matters are managed by a global team of trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, hydrology, geology, engineering, safety engineering, industrial hygiene, materials management and energy efficiency.

Honeywell’s Vice President of Health, Safety, Environment and Remediation (HSER) reports to the Company’s Senior Vice President & General Counsel and has overall responsibility for the Sustainability program. A Corporate Energy & Sustainability Team, led by the Vice President of HSER and the Vice President of Global Real Estate, helps drive the Company’s greenhouse gas and energy efficiency goals. Progress on these goals is reported to Honeywell’s CEO on a monthly basis and is reviewed with the Company’s Board of Directors and its Corporate Governance and Responsibility Committee at least annually.

Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety and environmental considerations into all aspects of its business, Honeywell protects its people and the environment, achieves sustainable growth and accelerated productivity, drives compliance with all applicable regulations and develops the technologies that expand the sustainable capacity of our world. Nearly 50 percent of Honeywell’s product portfolio is linked to energy efficiency, and the United States could reduce its energy consumption 20-25 percent by immediately and comprehensively adopting existing Honeywell technologies. (For additional detail, see our website, www.honeywell.com, under the heading “Corporate Citizenship”.)

Below are a few of Honeywell’s environmental and safety goals and achievements:

•

Greenhouse Gas Reduction and Energy Efficiency: In 2007, the Company established five-year greenhouse gas and energy efficiency objectives for its internal operations for the period 2007-2011. By the end of 2011, Honeywell reduced its greenhouse gas emissions by more than 30%, and increased its energy efficiency by more than 20%, in each case, from a 2004 baseline year. The Company is pursuing additional greenhouse gas and energy efficiency improvements through annual goals. The majority of Honeywell’s greenhouse gas emissions are reflected in public reports submitted to the United States Environmental Protection Agency and the United Kingdom Environmental Agency.

•	Hazardous Waste: To reduce the impact of our future operations, by the end of 2011, the Company reduced hazardous waste generated per dollar of revenue by more than 15% from a 2007 baseline year.

•

Water: The Company has developed a global inventory of water usage in its manufacturing operations. Based on that, the Company is developing conservation targets at our sites in areas that are experiencing “water stress” as defined by the World Resources Institute. Implementation of the conservation targets will begin in 2013.

•

Safety: The Company utilizes a comprehensive HSER Management System based on recognized third party certified standards, including ISO 14001 and OHSAS 18001, and industry best practices. The management system is fully integrated into the Honeywell Operating System, which drives continuous sustainable operational improvement. Compliance with standards and regulatory requirements is monitored through a Company-wide, HSER-led audit process. The timely development and implementation of process improvements and corrective action plans are closely monitored. This system has resulted in the Company receiving worker safety awards from governments around the world. The Company maintains a Company-wide global Total Case Incident Rate (the number of occupational injuries and illnesses per 100 employees) at less than half of the combined U.S. averages of the industries in which it operates.

In addition, Honeywell’s Integrity and Compliance program reflects our vision and values and helps our employees, representatives, contractors, consultants, and suppliers comply with a high standard of business conduct globally. At the core of the Integrity and Compliance program is the Company’s Code of Business Conduct (the “Code”) which applies across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines the Company’s pledge to recognize the dignity of each individual, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas. In our continuing effort to have a world class Integrity and Compliance program, in 2011, the Company revised the Code to improve readability and to address emerging areas. The updated 2011 Code has included additional guidance on a number of topics, including data privacy, respect for human rights, and the appropriate use of information technology and social media.

Honeywell demonstrates its commitment to corporate social responsibility and community involvement through Honeywell Hometown Solutions, which focuses on five important societal needs that align with Honeywell’s culture, products and people: Science and Math Education, Family Safety and Security, Housing and Shelter, Habitat and Conservation and Humanitarian Relief. These programs have delivered results in communities around the world, including teaching children potentially life-saving lessons to help prevent abduction and common childhood accidents, repairing homes and community centers for low-income, the elderly and disabled, academic programs that inspire students to pursue careers in Science, Engineering and Technology, partnering with environmental organizations to provide students with unique learning opportunities and teaching tools for educators to promote science in the classroom, and helping Honeywell employees and communities recover from natural disasters such as the Haitian and Sichuan Earthquakes, the Asian Tsunami and Gulf Coast hurricanes.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Honeywell’s executive compensation program and discuss and analyze the 2011 compensation decisions regarding our Named Executive Officers (the CEO, CFO and three other most highly compensated executive officers):

•	David Cote—Chairman and Chief Executive Officer

•	David Anderson—Senior Vice President and Chief Financial Officer

•	Roger Fradin—President and Chief Executive Officer—Automation and Control Solutions

•	Timothy Mahoney—President and Chief Executive Officer—Aerospace

•	Andreas Kramvis—President and Chief Executive Officer—Performance Materials and Technologies

Executive Summary

Honeywell is a diversified technology and manufacturing leader, with global businesses organized into four strategic business groups or SBGs: Aerospace, Automation and Control Solutions (“ACS”), Performance Materials and Technologies (“PMT”; formerly known as Specialty Materials) and Transportation Systems (“TS”). We seek sustainable profitable growth through great positions in good industries. Our product and service offerings are aligned with several important macro trends—safety, security, energy efficiency and infrastructure. Our focus is on continuous execution of a clear consistent business strategy to deliver high quality earnings, make “seed planting” investments to build for the future and create long-term value for shareowners.

Our executive compensation program supports this focus through four key objectives:

•

Attract and Retain World-Class Leadership Talent with the leadership abilities and experience necessary to develop and execute business strategies, drive superior results, meet diverse challenges and build long-term shareowner value in an enterprise with the Company’s scale, breadth, complexity and global footprint;

•	Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of Company, SBG and functional objectives;

•

Drive Performance that Creates Shareowner Value by emphasizing variable, at-risk compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests; and

•	Manage Risk through Oversight and Compensation Design features and practices that balance short-term and long-term incentives.

The annual direct compensation program has three basic elements:

•	Base salary;

•	Annual incentives—cash awards under the Incentive Compensation Plan or “ICP”; and

•	Long-term incentives (“LTI”)—cash incentive awards under the Growth Plan (two-year, non-overlapping performance cycles) and equity awards in the form of stock options.

Alignment between Company Performance and CEO Compensation

For our Named Executive Officers, variable incentives make up 85%-91% of total compensation opportunity. The graph below demonstrates the strong alignment over the past five years (January 1, 2007-December 31, 2011) of CEO total annual direct compensation (“Total ADC” consists of base salary, ICP award, annual stock option grant, and annualized Growth Plan award) with key operational metrics and shareowner value creation. The total shareowner return (stock price appreciation plus reinvested dividends; “TSR”) point above each column is the TSR for the preceding year as long-term incentive compensation decisions (Growth Plan units and stock options) are made in February with reference to prior year TSR as a measure of the alignment between pay and performance. Sales, proforma EPS (excluding any mark-to-market pension adjustments) and segment profit represent actual business performance for the year noted indexed to 2007.

Note: Total 2010-2011 Growth Plan earned award is allocated 50% to 2010 and 50% to 2011, but paid in 2012 and 2013. Similarly, the 2007-2008 Growth Plan earned award is allocated 50% to 2007 and 50% to 2008, but paid in 2009 and 2010. There was no Growth Plan award relating to 2009.

Vertical axis on the left side reflects the year-to-year performance indexed to a 2006 base year for TSR, and a 2007 base year for other performance metrics, at 100. Prior year TSR used to correspond with timing of compensation decisions.

For 2011, our incentive pay elements are aligned with:

•

Annual business results: 2011 ICP awards are determined based on the Management Development and Compensation Committee’s (“Committee”) evaluation of the Company’s performance with respect to pre-established ICP goals (Earnings Per Share, Free Cash Flow, and Working Capital Turns) consistent with the Company’s annual operating plan and external guidance. To ensure that results against the pre-established ICP goals are viewed in context and to recognize individual performance, the Committee also evaluates other performance measures which assess both the strength and degree of difficulty of operating results, improvement over prior periods and the achievement of non-financial management objectives. (See the discussion of Supplemental Criteria on pages 32-34).

•

Sustained growth: 2010-2011 Growth Plan awards were determined based on performance vs. pre-established total revenue (excluding the impact of acquisitions and divestitures) and average return on investment targets over the two-year performance cycle. The Growth Plan is designed to create shareowner value through driving key business fundamentals. Over the two-year performance cycle, the Company’s market capitalization increased by $12 billion (cumulative TSR growth of 46.2%).

•	Shareowner value creation: Stock option awards are determined after the Committee’s evaluation of operational performance and TSR. Executives realize value only if the stock price appreciates.

The Committee does not believe that the factoring of the various items it considers in making its compensation-related decisions for each Named Executive Officer should be, or can be, reduced to a linear formula. However, the Committee does believe in ensuring a clear alignment between pay and performance as evidenced by the strong correlation between TSR, financial performance and executive compensation.

Say on Pay

In 2011, shareowners were presented with an advisory vote to approve executive compensation which, for the second straight year, was approved by over 90% of the votes cast on the proposal. These results continue to demonstrate strong shareowner support for Honeywell’s overall executive compensation objectives and decisions. The Committee takes into account the outcome of Say on Pay votes and discussions with investors when considering future executive compensation arrangements and potential changes to the executive compensation program. Since our 2011 Annual Meeting, we have engaged in discussions with our institutional investors regarding the Company’s performance track record (short-term and long-term), creation of shareowner value, alignment of pay with performance, alignment of incentive compensation program features with key performance objectives, and our overall perspectives on corporate governance and executive compensation.

2011 Performance Highlights—Profitable Growth, Building for the Future, Creating Shareowner Value

Significant Profitable Growth in a Volatile Environment

2011 was a year of extreme market volatility and economic uncertainty driven by the debate over the United States deficit and debt ceiling, concern over European sovereign debt, and political unrest in the Middle East. Honeywell was able to achieve superior top-line and bottom-line growth despite this challenging environment. While expanding global industrial production provided a tailwind in the first half of 2011, Honeywell was able to weather slower growth rates and increasing uncertainty in the second half of the year and continue to outperform comparable multi-industry peers through its balanced mix of short- and long-cycle businesses, pipeline of new products and services, great positions in good industries, increasing presence in high growth regions, and the benefits of prior productivity actions and investments for growth.

Organic Sales Growth ~8%, Margin Expansion in All SBGs

Organic sales growth excludes the impact of foreign currency translation and acquisitions and divestitures.

Strong Operational Performance; High Quality Earnings

*	Proforma, excludes fourth quarter mark-to-market (MTM) pension adjustment in each year.

**

2011 FCF and FCF Conversion shown prior to cash contributions to U.S. pension plans in each year; FCF Conversion = FCF divided by net income (excluding the impact of the pension mark-to-market adjustment on net income).

Honeywell Outperforming Peers

*

Reflects calendar year 2011 results. Peer Median above refers to the median performance of the Company’s Compensation Peer Group (see pages 29-30). The four multi-industry companies in the Compensation Peer Group are presented individually in the chart above as they are the most relevant comparisons with respect to operating performance and investor base (e.g., similar breadth of portfolio, multi-industrials, global footprint).

**	Honeywell EPS growth reflects proforma EPS excluding the mark-to-market pension adjustment.

Building for the Future

Honeywell continued to make “seed planting” investments in 2011 that will enable future profitable growth.

Strategic Acquisitions.

•

EMS Technologies: a leading provider of connectivity solutions for mobile networking, rugged mobile computers and satellite communications; being integrated into the Scanning and Mobility business in ACS and the commercial and defense and space businesses in Aerospace.

•	King’s Safetywear: a leading global provider of branded safety footwear; expands the personal protection equipment product portfolio in ACS’ Life Safety business.

•

Sunoco phenol plant: helps to secure the long-term supply of phenol, a critical raw material for the production of caprolactam (a key raw material for nylon) in the Resins and Chemicals business in PMT.

Repositioning Actions. In 2011, Honeywell used approximately $350 million from non-operating gains (arising from, among other things, the sale of the Consumer Products Group automotive aftermarket business (“CPG”) and retiree medical benefits curtailment gains) to fund repositioning actions that are expected to generate cost savings in 2012 and future periods. These actions include consolidation of small manufacturing and assembly sites, centralization of sales support, the elimination of unprofitable product lines, and further expansion of Honeywell’s emerging region capabilities.

On Track to Achieve Long-Term Targets

Honeywell’s strong operational performance in 2011, together with the seed planting actions described above (as well as those in prior years), make the Company well positioned to achieve the five-year revenue and segment margin targets initially established in February 2010 (“Long-Term Targets”).

CAGR: compound annual growth rate	bps: basis points

Creating Value for Shareowners

•	Dividends. Honeywell’s dividend rate was increased by 12%, effective in the fourth quarter of 2011, the seventh increase of at least 10% in the last eight years.

•	Share Repurchases. Honeywell repurchased 20.3 million shares (approximately $1.1 billion) in 2011 primarily to offset dilution from employee stock plans and divestitures.

•

Total Shareowner Return. Honeywell continues to outperform its peers and the broader market. The following graph displays Honeywell’s cumulative TSR growth relative to the S&P 500 Index and the Company’s Compensation Peer Group for the one, three and five-year periods ending December 31, 2011.

Total Shareowner Return

2011 Compensation Decisions—Summary

Compensation decisions made for 2011 were aligned with the Company’s strong operational performance and reflected continued emphasis on variable, at-risk compensation and long-term compensation that reinforces our focus on sustainable profitable growth and stock price appreciation.

The following charts display the target mix of total annual direct compensation for the CEO and other Named Executive Officers for 2011.

Fixed vs. Variable

Fixed: Base Salary
Variable: Annual target ICP, stock options at grant date value, Growth Plan at annualized target value.

Short-Term vs. Long-Term

Short-Term: Base Salary and annual target ICP
Long-Term: Stock options at grant date value, Growth Plan at annualized target value.

Data from proxy statements filed by the companies in our Compensation Peer Group in 2011. See the “Peer Group Compensation Data” section below for a complete list of the companies in our Compensation Peer Group.

The Committee believes that placing greater emphasis on long-term incentives helps focus Company executives on creating sustainable long-term value for shareowners.

Based on the factors discussed in this Compensation Discussion and Analysis, the Committee took the following key compensation actions in 2011:

•

Base salaries: The base salaries of Messrs. Cote, Anderson and Fradin remained unchanged. The base salaries of Messrs. Mahoney and Kramvis were increased for 2011 based on the performance of their respective SBGs and the Committee’s view of their compensation positioning relative to the Compensation Peer Group. Due to economic uncertainty and conservative planning, no Named Executive Officer received an annual merit increase in either 2010 or 2009.

•

ICP awards: The Committee determined to pay 2011 ICP bonuses to the Named Executive Officers in amounts ranging from 104% to 140% of their target opportunities based on the Company’s performance against pre-established ICP goals, as well as other performance measures which assess both the strength and degree of difficulty of operating results, improvement over prior periods and the achievement of non-financial management objectives.

•

LTI—equity awards: In light of Company performance and in an effort to reinforce our goals of motivation and retention, each of the Named Executive Officers received a stock option grant in 2011 for a number of shares up to an amount consistent with prior year levels. In determining the stock option awards, the Committee considered the aggregate amount of vested and unvested equity held by the Named Executive Officers as well as the annualized value of the 2011 portion of the two-year Growth Plan award made in 2010. All stock options vest ratably over four years, and represent the most significant component of an officer’s total annual target LTI opportunity (approximately two-thirds).

•

LTI—2010-2011 Growth Plan performance and payouts. The 2010-2011 Growth Plan performance cycle measured total revenue (excluding the impact of acquisitions and divestitures) and average return on investment (“ROI”) over the two-year performance cycle (January 1, 2010-December 31, 2011) based on performance targets set in February 2010. The two-year performance cycles of the Growth Plan do not overlap; grants are not made annually and only one award cycle is in effect at any time. The annualized value of the cash-based Growth Plan represents approximately one-third of an officer’s total annual target LTI opportunity.

The Company significantly outperformed its total revenue (excluding the impact of acquisitions and divestitures) and ROI performance goals for the 2010-2011 Growth Plan cycle, with earned awards for the Named Executive Officers ranging from 152% to 200% of their target award value. The Committee considers these payments as earned ratably in each of the two years in the performance cycle (i.e., 50% in 2010 and 50% in 2011). Because Growth Plan units are awarded every other year, the annual opportunity at the time of the award of Growth Plan units at the beginning of a performance cycle is viewed to be 50% of the total target opportunity.

In order to promote retention, awards earned under the 2010-2011 Growth Plan are paid in two installments, 50% in the first quarter of 2012 and 50% in the first quarter of 2013, with each payment contingent on the executive being employed with the Company on the date payment is made.

SEC reporting rules require that the full amount of the Growth Plan payout earned over the performance cycle be reflected in the Summary Compensation Table as Non-Equity Incentive Compensation in the second year of the performance cycle (in this case, for 2011). This is inconsistent with both the Committee’s view when setting the Growth Plan targets and unit awards and with the actual payout schedule. The supplemental tables in the “Named Executive Officers—Performance & Direct Compensation” section (see pages 39-43 below) reflect the Committee’s view of the annualized value of the 2010-2011 Growth Plan payout as well as each of the other elements of Total Annual Direct Compensation (base salary, annual ICP award, and annual stock option grant).

Our Philosophy for Compensation Decisions

General Considerations

The Committee considers many company and individual performance measures (discussed in detail herein) in making compensation decisions. The factors that generally shape the Committee’s overall assessment of compensation include:

•	Overall operational and financial performance—Corporate and SBG (as discussed above and below);

•	Stock price performance and TSR;

•	Named Executive Officer compensation history, including experience in the position (as discussed below);

•

Executive’s individual record of performance consistent with the Honeywell Initiatives of Growth, Productivity, Cash, People and Key Processes (Honeywell Operating System, Velocity Product Development and Functional Transformation);

•

Executive’s relative level of responsibility within Honeywell and the impact of his or her position on Honeywell’s performance with recognition that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility;

•	Executive’s long-term leadership potential with Honeywell and associated retention risk (as discussed in “Succession Planning” below);

•	The senior executive succession plan (see “Succession Planning” below);

•	Stock ownership levels (as discussed in “Stock Ownership Guidelines” below);

•	Annual share utilization and shareowner dilution levels resulting from the compensation plans;

•	Trends and best practices in executive compensation;

•	Peer group comparisons, including pay levels and practices for the competitive marketplace and company performance relative to the competitive marketplace (as discussed below);

•	Current industry and macroeconomic conditions and future outlook; and

•	Results of the most recent annual Say on Pay vote and discussions with shareowners through the Company’s outreach program.

Final compensation determinations are ultimately made by the Committee (together with the other independent directors in the case of the CEO) after review and evaluation of these considerations and the other items discussed in this Compensation Discussion and Analysis. The Committee does not believe that the factoring of the various items it considers in making its compensation-related decisions for each Named Executive Officer should be, or can be, reduced to a linear formula.

Compensation Mix

In setting total compensation, the Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at-risk”) pay elements;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.

The Company’s executive compensation program is designed to emphasize variable elements that align compensation with performance and shareowner value. The mix of compensation elements for Named Executive Officers, and especially the CEO, is more heavily leveraged toward variable, performance-based compensation than for the balance of the executive population. The Committee also believes that the CEO should have greater emphasis on variable compensation than all other executives because his actions can have a greater influence on the performance of the Company. The Committee views stock options as the performance-based long-term incentive vehicle that is most closely aligned with the interests of its shareowners as the executives realize value only if the stock price appreciates. Furthermore, when considering the requirement under the Company’s Stock Ownership Guidelines that officers must hold net gain shares from option exercises for at least a year after exercise, it is clear that the stock price appreciation must be sustainable in order for the executive to realize value.

The 2011 compensation elements that comprise “target total annual direct compensation opportunity” for the Named Executive Officers are shown below.

Compensation Element	Type of Compensation	Key Objectives

Base Salary	Fixed Annual Cash	Attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual ICP (Bonus) Awards	Variable Annual Cash	Motivate and reward executives for achieving annual corporate, SBG and functional goals in key areas of financial and operational performance.

Long-Term Incentive Awards ➢ Growth Plan Units ➢ Stock Options	Variable ➢ Cash ➢ Equity

The Growth Plan drives the achievement of specific two-year financial performance goals aligned with Honeywell’s operating and strategic plans (i.e., performance- based long-term incentive compensation). Stock options only have realizable value for executives if the operating performance driven by the annual ICP and Growth Plan results in stock price appreciation.

For 2011, the target weighting of each of the elements of total compensation for the CEO and other Named Executive Officers was as follows:

Restricted stock units (“RSUs”) are not considered a component of a Named Executive Officer’s target total annual direct compensation, as they are not granted on an annual basis and there is no target award level. None of the Named Executive Officers received RSUs in 2011.

The percentages above are based on “target total annual direct compensation” with only the 2011 portion (50%) of the 2010-2011 Growth Plan target award attributed to 2011 consistent with the view of the Committee, and would not necessarily correspond to, and are not a substitute for, percentages derived from the amounts required to be disclosed in the Summary Compensation Table and supplemental tables.

Peer Group Compensation Data

The Committee does not target a specific competitive position relative to the market for executive compensation. However, the Committee believes it is important to understand the relevant market for executive talent to ensure that the Company’s executive compensation program supports the attraction and retention of highly qualified leaders.

The Committee annually assesses market conditions through a review of compensation data compiled by the Committee’s independent compensation consultant regarding a peer group of companies (listed below) with whom the Company competes for talent and which have one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity, global scope of operations and/or diversified product lines (the “Compensation Peer Group”).

Compensation Peer Group

Alcoa	Johnson Controls

Boeing	Lockheed Martin

Dow Chemical	Northrop Grumman

DuPont	Raytheon

Emerson Electric	Textron

General Dynamics	3M

General Electric	United Technologies

Comparison with Compensation Peer Group (as of December 31, 2011)

	Revenues	Market Capitalization	Employees	Five-Year TSR

Honeywell	$36.5 billion	$42.0 billion	132,000	37.1%

Peer Median	$35.3 billion	$30.1 billion	89,649	3.0%

Honeywell Percentile Rank	52nd	69th	62nd	100th

Note: Reflects calendar year 2011 results. Percentages reflect cumulative growth over the period.

The Committee believes that Honeywell executives are potentially attractive candidates for such companies because of the depth of experience and management skill set required to manage a global company of Honeywell’s scope and complexity. The Committee regularly reviews the appropriateness of the Compensation Peer Group and the purposes for which it is used. The Committee did not make any changes to the Compensation Peer Group in 2011.

For each Company in the Compensation Peer Group, the Committee reviews data including base salary, actual annual cash incentive compensation, total annual cash compensation, long-term incentive compensation and total annual direct compensation of the Named Executive Officers. The Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices and as a broader reference point for specific business units where the breadth and relevance of Compensation Peer Group data may not be as comprehensive as desired. Neither the Committee nor the Company has any input into the scope of or the companies included in these general industry surveys.

Compensation History

Each year, the Committee reviews each Named Executive Officer’s three-year compensation history in total and with respect to each element of compensation, as well as projected payouts under the Company’s retirement and deferred compensation plans, and prior non-recurring types of awards or grants (e.g., “sign on” or “make whole” awards upon joining Honeywell and RSU awards for retention and/or succession planning purposes). This enables the Committee to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention. The Committee considers historical award and/or grant levels when determining individual annual ICP awards and option grants, as well as the value and vesting dates of unvested equity holdings. In considering target compensation levels for the Named Executive Officers, the Committee considers an award under the Growth Plan as being earned in each of the two years in the performance cycle and awards Growth Plan units at the start of a two-year performance cycle based on target opportunity allocated 50/50 to each year in the performance cycle (see the supplemental tables in “Named Executive Officers—Performance & Direct Compensation” for the Committee’s view).

Succession Planning

The Committee recognizes that retention of highly qualified leadership talent is critical to the Company’s continued performance and to successful succession planning. The Committee annually considers, and reviews with the full Board, succession candidates for the CEO and other senior leadership positions under both near-term and long-term planning scenarios, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. As part of this process, the Committee considers the potential retention risk regarding incumbent senior executives and the identified succession candidates, the competitive landscape for executive talent, the specific succession planning time horizon for each senior executive position, and the extent of disruption likely to be caused by unplanned attrition. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Due to sustained improvement in all key performance metrics and in TSR over the past five years, Honeywell’s CEO and other senior executives are recognized as industry leaders with backgrounds and experience that are highly attractive to competitors. The Committee believes that these leaders may be presented with other career opportunities given the scope and complexity of the Company and each of its business segments.

Where the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce the succession plan and to guard against competitive activity. These retention actions are designed to:

•	Motivate the executive to forego outside career opportunities;

•	Generate value for the recipient only if he or she remains employed by the Company for the period of time deemed optimal for succession planning purposes; and

•

Strengthen restrictive covenants (e.g., non-competition, non-solicitation) and/or provide for transition periods that will guard against competitive harm to the Company at the time of the executive’s departure from the Company.

In 2011, the Company entered into a retention agreement with Mr. Cote for retention and succession planning purposes (“Retention Agreement”). The terms of this agreement were reviewed, determined and recommended by the Committee and approved by the independent members of the full Board of Directors.

The Retention Agreement provides that:

•

Contingent on Mr. Cote remaining employed with Honeywell through at least April 1, 2015 (except in cases of death, disability or involuntary termination without cause) and other agreements noted below, he will be entitled, upon his retirement, to (a) accelerated vesting of his stock options granted prior to April 1, 2015 that remain unvested as of his retirement date, except for stock options granted in the 12 months preceding his retirement date and the portion of any stock option award still subject to performance conditions at the time of his retirement and (b) the ability to exercise his vested stock options for the full duration of their remaining terms.

•

Such benefits are conditioned upon Mr. Cote (a) providing a transition period of 12 months prior to his retirement and (b) not seeking or accepting a position outside of Honeywell prior to April 1, 2015. These benefits are also conditioned on Mr. Cote’s adherence to the terms of any non-competition, non- solicitation, confidentiality and intellectual property covenants with the Company, with the Company having certain “clawback” rights in the event of a breach by Mr. Cote of these restrictive covenants.

The Committee and the Board believe that this action is the best means for achieving the Company’s retention and succession planning objectives over a timeframe when the CEO could be most attractive to competitors. The Committee and the Board specifically considered the CEO’s demonstrated leadership qualities, his ongoing contributions to the Company’s success, the potential retention risk, the extent of disruption likely to be caused by unplanned attrition and the Company’s identified succession candidates. In addition, this action was consistent with the design of the Company’s executive compensation program and the Committee’s and the Board’s prior succession planning-related actions as it was designed to motivate continued sustainable growth and stock price appreciation through Mr. Cote’s recognition of value from regular annual awards rather than the granting of new awards.

Compensation Elements and Decisions for 2011

Each element of Honeywell’s executive compensation program is described below.

Base Salary. Base salaries are primarily based on scope of responsibility and years of experience. Decisions regarding salary adjustments are based on the Committee’s evaluation of current performance, the assumption of material additional responsibilities and positioning relative to the Compensation Peer Group. In 2011, base salary was 9% of the CEO’s total annual direct compensation and approximately 15% of total annual direct compensation for the other Named Executive Officers.

In 2011, the base salaries of Messrs. Cote, Anderson and Fradin remained unchanged. Base salary increases of 21.2% and 18.2% were approved in February 2011 for Messrs. Mahoney and Kramvis respectively, based on the Committee’s view of the performance of their respective SBGs in the prior year and their compensation positioning relative to the Compensation Peer Group. Due to economic uncertainty and conservative business planning, the Committee had not approved annual merit increases for any Named Executive Officer in either 2010 or 2009.

Annual Incentive Bonus (“ICP”). The aggregate annual ICP payout for all senior executive employees, including the Named Executive Officers, is limited to 2% of the Company’s Consolidated Earnings for the year (which, per the terms of the ICP approved by shareowners in 2011, excludes, among other things, the effects of any annual mark-to-market adjustment that recognizes pension-related net actuarial gains and losses outside the corridor (calculated as 10% of the greater of plan assets or projected benefit obligation) and extraordinary and unusual items).

Each Named Executive Officer has an annual target ICP opportunity expressed as a percentage of base salary. The CEO’s target opportunity is 175% of base salary, while the other Named Executive Officers’ have target opportunities equal to 100% of base salary. ICP payouts can vary significantly from year-to-year, but are capped at 200% of each Named Executive Officer’s annual ICP target opportunity.

At the beginning of each year, the Committee sets specific annual corporate financial objectives (“Pre-Established ICP Goals”) consistent with the Company’s annual operating plan and external guidance which reflects then-current assumptions regarding macro-economic and key end-market conditions. At the end of the year, the Committee determines ICP plan pool funding and individual ICP awards for the Named Executive Officers based on achievement of the Pre-Established ICP Goals, as well as an evaluation of other key performance measures and relevant factors necessary to both ensure that the results against the Pre-Established ICP Goals are viewed in context and to recognize individual performance (“Supplemental Criteria”).

The Pre-Established ICP Goals are based on the following metrics:

Metric	Rationale for Metric

Earnings Per Share (“EPS”)	Measures delivery of shareowner value at the Corporate level

Free Cash Flow (“FCF”)	Measures the Company’s ability to generate cash from operations that may be reinvested in its businesses, to make acquisitions, and to return capital to shareowners

Working Capital Turns (“WCT”)(1)	Measures efficiency and effectiveness of the Company’s business operations

(1)	Defined as sales divided by working capital, which is trade accounts receivable plus inventory less accounts payable and customer advances.

Supplemental Criteria considered in determining ICP awards include:

➢ Other key performance measures which assess both the strength and degree of difficulty of actual corporate and SBG performance, such as:

•	Year-over-year variance in revenue, segment profit and margin expansion;

•	Performance vs. pre-recession/prior peak levels;

•	Quality of earnings;

•	Relative performance of SBGs or business units within each SBG;

•	Relevant industry and economic conditions;

•	Performance compared to Compensation Peer Group and other key competitors;

•	Degree of stretch in targets;

➢ Level of ICP awards relative to award levels and performance in prior years;

➢ Achievement of individual management objectives aligned with the Honeywell Initiatives; and

➢ Demonstrated leadership behaviors.

The Committee does not assign specific weights to the Pre-Established ICP Goals or Supplemental Criteria but looks at annual performance (absolute and relative) across all relevant metrics within the context of the overall strength or weakness of the economic environment and the Company’s end markets.

2011 Pre-Established ICP Goals: Robust Targets and Results

Annual ICP targets are set to drive meaningful, sustainable improvement in key metrics on a year-over-year basis. To fully assess results vs. target, the Committee believes it has to look at both the absolute results and the strength of the comparable prior year results.

Consistent with the Company’s planning and external guidance, the EPS target and results vs. target set forth below exclude the impact of any mark-to-market pension adjustment, and the FCF target and results vs. target set forth below exclude the impact of cash contributions to U.S. pension plans.

Performance vs. ICP Targets (T = Target; A = Actual)

	2011T	2011A
EPS (proforma)	$3.60 - $3.80	$4.05
FCF	$3.6 billion	$3.7 billion
WCT	7.1 turns	6.9 turns

Metrics shown above are at the Honeywell Corporate level. Each SBG also has corresponding objectives, with net income being used in lieu of earnings per share; unusual, infrequently occurring items, extraordinary items and any mark-to-market pension adjustments are excluded in determining achievement of Corporate and SBG objectives.

EPS: 2011T represented a 20-27% increase over 2010 proforma EPS of $3.00; 2011A reflects a 35% increase over 2010 and a 6.6-12.5% overdrive of target.

FCF: 2011A exceeded target by approximately $100 million with 115% free cash flow conversion (excluding the impact of the pension mark-to-market adjustment on net income), reflecting continued strong quality of earnings.

WCT: WCT remained flat vs. peak performance in the prior year; although 2011A was less than 2011T, the Company was able to maintain WCT at the same record level as in the prior year (which represented more than a full turn increase over 2009) even though sales increased by 13% (vs. planning estimates of 5-8% sales growth at the time the 2011 WCT target was set). The Company will continue to drive further WCT improvement through its functional processes, including sales/inventory/operations planning, procurement and collections.

2011 Supplemental Criteria:

For 2011, other key performance measures and factors considered by the Committee in determining ICP awards were:

•	13% sales growth in 2011, 19% segment profit improvement and segment margin expansion of 80 basis points to a record 14.7% for the Company;

•	8% organic sales growth driven by new product introductions, geographic expansion and commercial excellence;

•	Sales, segment profit, segment margin, proforma EPS, FCF (prior to cash contributions to U.S. pension plans) and WCT all exceeded pre-recession (2008) levels;

•

Completion of significant transactions that (1) generated capital that could be used to fund repositioning actions that will enable cost savings in future periods (CPG divestiture), (2) will expand the Company’s portfolio of businesses into adjacent spaces in line with our focus on building Good Positions in Great Industries, and (3) help to secure the long-term supply of a critical raw material used in our PMT segment;

•	Investment in research and development to drive continued profitable growth and competitive advantage;

•	Outperforming peers on key operational metrics and outperforming the market and peers with respect to total shareowner return (see charts on pages 24, 25 and 30 of this proxy statement); and

•	Continued progress against Long-Term Targets for sales and segment margin.

Individual ICP Awards.

Based on business results against the Pre-Established ICP Goals and the Supplemental Criteria discussed above, the Committee (and the independent members of the Board in the case of the CEO), in the first quarter of 2012, awarded annual ICP bonuses to the CEO and other Named Executive Officers in the following amounts:

Mr. Cote	$4,300,000
Mr. Anderson	$1,225,000
Mr. Fradin	$1,300,000
Mr. Mahoney	$800,000
Mr. Kramvis	$875,000

In determining Mr. Cote’s ICP award, the Committee considered strong 2011 operating results, continued investment that positions the Company for continued growth, and favorable TSR on both an absolute and relative basis. In determining 2011 ICP awards for the other Named Executive Officers, the Committee considered overall Honeywell and individual performance, as well as the relevant SBG performance for Messrs. Fradin, Mahoney and Kramvis. See “Named Executive Officer—Performance & Direct Compensation” for further discussion of individual performance highlights for each Named Executive Officer.

Long-Term Incentive Compensation (Equity and Cash). All long-term incentive awards to officers are approved by the Committee (and by all of the independent directors in the case of the CEO). Since 2003, the Company has generally provided long-term incentive awards in a mix of annual stock option grants and cash-based Growth Plan Units (“GPUs”), with GPUs issued only in the first year of each two-year performance cycle. In 2011, annual stock option grants were the only long-term incentive awards made to the Named Executive Officers since GPUs are not issued in the second year of a performance cycle.

In addition to annual awards of long-term incentive compensation, the Committee periodically considers discretionary RSU awards as may be deemed necessary for retention, recruitment, and succession planning. No RSU awards were granted to Named Executive Officers in 2011.

Long-Term Incentive Compensation (Equity). Annual equity grants are made in February of each year during an open trading window period following the release of Honeywell’s financial results for the preceding fiscal year. Equity grants are subject to vesting restrictions that require executives to remain employed with the Company to receive value.

Stock Options: Options are granted with an exercise price which is set equal to the fair market value of the Company’s Common Stock on the grant date and only have value to recipients if the stock price increases over the exercise price. Options granted to Named Executive Officers vest in equal 25% increments over a four-year period and represent approximately two-thirds of their target total annual LTI opportunity. The Committee considers both the estimated grant date fair value of stock options and the number of stock options in determining award size, as well as vested and unvested equity held by the Named Executive Officers.

The following stock option awards were made with respect to 2011:

•

CEO: In reviewing the long-term incentive component of the CEO’s total annual direct compensation in February of each year, the Committee considers the Company’s operational performance and relative total shareowner return for the prior fiscal year, the value of similar incentive awards to chief executive officers at Compensation Peer Group companies, and awards previously made to Mr. Cote. In 2011, the Committee also considered the Company’s sustained growth and consistent improvement over the course of Mr. Cote’s tenure, the amount of vested and unvested equity he holds and the grant date fair value of any proposed award compared to the prior year. Based on these considerations, in February 2011, the Committee granted Mr. Cote stock options, subject to vesting requirements, to acquire 775,000 shares in recognition of his anticipated leadership in driving sustained financial and operational performance.

•

Other Named Executive Officers: For each of the other Named Executive Officers, the Committee considers historical grant levels, as well as the executive officer’s performance in the prior fiscal year, his impact on overall Company performance, and his potential to contribute to the future performance of the Company and to assume increased leadership responsibilities. Based on these considerations, in February 2011, the Committee granted each of the other Named Executive Officers a number of stock options equal to the number of stock options issued to them in 2010, as follows:

Mr. Anderson	275,000
Mr. Fradin	275,000
Mr. Mahoney	210,000
Mr. Kramvis	175,000

Restricted Stock Units: RSUs represent a right to receive Company stock only if certain conditions are met (e.g. continued employment through a specific date or the attainment of certain performance conditions). RSUs are linked with shareowner value since their value rises or falls along with the stock price. The Committee periodically grants RSUs on a discretionary basis for retention purposes, however RSU grants are not considered annually. The Committee did not grant RSUs to any of the Named Executive Officers in 2011.

Long-Term Incentive Compensation (Cash). In 2003, the Company introduced the Growth Plan which provides cash based long-term incentive awards to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals as a complement to stock options which are tied to stock price appreciation. The Growth Plan is designed to reward sustainable, profitable growth, consistent with the Honeywell Initiative on Growth and the Company’s strategic plan. GPUs are awarded in February of the first year of a two-year performance cycle. The two-year performance cycles do not overlap.

The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with Company objectives. Non-overlapping cycles avoid the potential confusion associated with different targets on the same metric in the same year. In order to promote retention, 50% of an earned award is paid in the first quarter of the year following the completion of a performance cycle and the remaining 50% is paid a year later (3.2 years after the commencement of the performance cycle), with each payment contingent on the executive being employed with the Company on the date the payment is made.

In accordance with SEC reporting requirements, the full amount of the Growth Plan award earned for the full two-year cycle is reported in the second year of the performance cycle as Non-Equity Incentive Plan Compensation on the Summary Compensation Table. As such, total payment results for both years of the 2010-2011 Growth Plan are reported as 2011 Non-Equity Incentive Plan Compensation on the Summary Compensation Table included in this proxy statement. This is inconsistent with both the Committee’s view when setting the Growth Plan targets and unit awards (the Committee considers these payments as earned ratably in each of the two years in the performance cycle (i.e., 50% in 2010 and 50% in 2011)) and with the actual payout schedule. The supplemental tables in the “Named Executive Officers—Performance & Direct Compensation” section below present the Committee’s view on the period over which the Growth Plan award is earned. For the Named Executive Officers, the Growth Plan represents approximately one-third of their target total annual LTI opportunity.

The 2010-2011 Growth Plan performance cycle has two equally weighted performance goals: (i) total revenue, excluding the impact of acquisitions and divestitures and (ii) average return on investment (“ROI”). These objectives were selected to complement, but not duplicate, the primary annual corporate financial objectives utilized for ICP purposes and are consistent with the Growth Plan’s focus on sustainable improvement. Growth Plan performance targets for each goal were set at the beginning of the performance cycle. The revenue goal was set in February 2010 based on the Company’s annual operating plan for 2010 and projected targets for 2011 that reflected more aggressive growth rates for the SBGs in anticipation of end market recovery and stabilization consistent with the Company’s five-year strategic plan. ROI goals were based on the two-year revenue targets and the projected income using 2010 annual operating plan and historical rates of incremental sales conversion of income for 2011. Net investment values were projected taking into account anticipated working capital improvements over the two-year period.

Growth Plan awards are determined on a purely formulaic basis. For each performance goal, a minimum level of achievement (i.e., threshold) must be met before the plan will fund. Plan payouts are capped at 200% of target to the extent plan maximums are met or exceeded. For SBG executives (including Messrs. Kramvis, Fradin, and Mahoney), 50% of their potential payout for the 2010-2011 performance cycle is based on achievement of total Company metrics, and the remaining 50% is based on achievement of corresponding SBG objectives for their respective SBG. For Corporate executives (including Messrs. Cote and Anderson), payouts will be based solely on the achievement of total Company-level metrics.

The following table presents the 2010-2011 Growth Plan performance goals at the total Company level and actual performance against these goals.

2010-2011 Growth Plan Performance Goals and Actual Performance (Total Company Level)
Performance	Funding Level	Total Revenue(1)	ROI (Average)(2)
Below Threshold	0%	<$60.2 Billion	<18.8%
Threshold	50%	$60.2 Billion	18.8%
Target	100%	$63.3 Billion	20.9%
Maximum	200%	$66.5 Billion	23.0%
Actual		$67.2 Billion	23.9%
Actual Performance - Resulted in calculated funding of 200% at total Company level
SBG funding levels attained: PMT, TS: 200%; ACS: 199%; Aerospace: 152%

(1)	Total Revenue is cumulative revenue for 2010 and 2011, excluding the impact of acquisitions and divestitures.

(2)

ROI is defined as the ratio of net income before interest expense to cash employed in the Company’s businesses. ROI is a measure of the Company’s ability to convert investments such as inventory, property, plant and equipment into profits. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as to their completion at the time of the setting of the targets for the performance cycle) and pension income/expense. The Growth Plan goal uses an arithmetic average of ROI for 2010 and 2011.

The 2010-2011 performance cycle (January 1, 2010-December 31, 2011) reflected record performance including:

•	Record organic revenue growth at twice the rate of global GDP growth;

•	390 basis points improvement in ROI driven by 58% increase in proforma net income; and

•	Record segment profit growth of $1.4 billion, with 140 basis points of margin expansion.

As a result of the strong performance of the Company over the two-year performance cycle, the earned awards for the Named Executive Officers for the 2010-2011 performance cycle ranged from 152% to 200% of their target award value. In order to promote retention, awards earned under the 2010-2011 Growth Plan are paid in two installments, 50% in the first quarter of 2012 and 50% in the first quarter of 2013, with each payment contingent on the executive being employed with the Company on the date payment is made.

The strong performance over the two-year performance cycle created shareowner value that was reflected in a $12 billion increase in market capitalization, 39% share price appreciation and cumulative TSR growth of 46.2% over the corresponding two-year period:

2010-2011 Total Shareowner Return

Peer Median Reflects Compensation Peer Group Median; two-year period ending December 31, 2011

Growth Plan: 2012 Changes

In February 2012, the Committee approved adding margin expansion as a third performance metric for the 2012-2013 Growth Plan performance cycle in order to more directly align long-term incentives with the Company’s Long-Term Targets. (See page 25 of this proxy statement). The three metrics—margin expansion, total revenue and return on investment—will be equally weighted.

Retirement Plans. The Company offers certain retirement benefits to our Named Executive Officers. Specifically, Named Executive Officers may participate in broad-based plans including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. The Company also maintains an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (“IRS”) limitations. In addition, certain Named Executive Officers are entitled to supplemental retirement benefits deemed appropriate in light of circumstances surrounding the recruitment or retention of these individuals. These plans are explained in detail beginning on page 54.

Nonqualified Deferred Compensation Plans. The Company offers executive officers (including the Named Executive Officers) the ability to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in the Honeywell Supplemental Savings Plan maintained in order to permit deferral of base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to such limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (3.84% in 2011, set at 3.65% for 2012). Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company Common Stock. These plans are explained in detail beginning on page 59.

Benefits and Perquisites. Our Named Executive Officers are entitled to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. The Named Executive Officers participate in these programs on the same basis as the rest of the Company’s salaried employees. The Company maintains excess liability coverage for management personnel, including the Named Executive Officers. The CEO also receives additional life insurance benefits agreed at his time of hire in 2002 to replace lost benefits from his prior employer. The Company’s security policy requires the CEO to use Company aircraft for all air travel (business or personal) to ensure the personal security of the CEO and protect the confidentiality of the Company’s business, and to have home security and back-up power systems. The Company may also permit limited personal usage of Corporate aircraft by other executive officers.

Named Executive Officers—Performance & Direct Compensation

Set forth below is a discussion of the compensation actions for each Named Executive Officer, which reflects how the Committee viewed their compensation in 2011.

The tables below their 2011 Performance Summary highlight the Committee’s 2011 annual direct compensation actions (base salary, ICP award, annual stock option grant and annualized target Growth Plan award as well as the incremental Growth Plan award earned above target) for each Named Executive Officer. Any 2011 retention or succession planning action, which is not part of annual direct compensation, is described above in “Succession Planning”. The tables in this section differ from, and are not a substitute for, the Summary Compensation Table, which presents similar information in the format required by the SEC.

Generally, the Committee’s compensation decisions for 2011 reflect consistently strong business results vs. prior year performance. These results were driven by leadership actions that positioned the Company to capitalize on improving business conditions and deliver sustainable, long-term business performance. These decisions demonstrate a strong alignment between pay and performance, with an emphasis on driving long-term growth and productivity.

In considering long-term performance, the Committee noted that over the course of Mr. Cote’s tenure, the Company has demonstrated sustainable improvement in key operating metrics which have translated into significant shareowner value creation.

2003 – 2011 Track Record

CAGR: compound annual growth rate bps: basis points

*	Proforma, excludes mark-to-market pension adjustment

**	FCF prior to U.S. cash pension contributions

10 Year Share Price Performance

Indexed (February 19, 2002 (Mr. Cote’s start date) to December 31, 2011); Compensation Peers performance reflects Compensation Peer Group Median

The Company does not define specific pay equity ratios for its senior executives or Named Executive Officers. The compensation disparity between the CEO and the other Named Executive Officers is primarily due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise and the corresponding market factors reflecting this difference.

David Cote—Chairman and Chief Executive Officer

2011 Performance Summary:

•	Positioned Honeywell to capitalize on improved market conditions and to grow faster than global GDP and key end-markets and outperform multi-industry peers.

•

Resulted in sales growth of 13% on a reported basis or 8% on an organic basis, segment profit growth of 19% with segment margin increasing 80 basis points to 14.7% and proforma EPS growth (excluding mark-to-market pension adjustment) of 35%.

•

Sustained the focus of the businesses on the linkage between net income and strong cash generation, resulting in free cash flow of $3.7 billion (prior to U.S. cash pension contributions) with free cash flow conversion of 115% (excluding the impact of the pension mark-to-market adjustment on net income), reflecting continued strong quality of earnings.

•	All key financial metrics exceeded pre-recession (2008) levels.

•	Continued portfolio transformation–expanded into adjacent spaces and divested non-core businesses.

•

Drove “seed planting” investments in growth, including strategic acquisitions, investments in new capacity, new products, platforms and next generation technologies in each of the Company’s business segments.

•	Divested Consumer Products Group automotive aftermarket business, generating approximately $955 million in cash proceeds that were effectively deployed (see below).

•	Continued to expand penetration in emerging regions.

•	Emerging Region sales grew by approximately $1.2 billion and now represent approximately 20% of total sales, with China up 21%, India up 20%, and Middle East up 24%.

•	Effectively invested for future growth, innovation, competitive advantage and productivity.

•	Reduction in cycle time and costs and improvement in quality driven through the Company’s Key Processes - Honeywell Operating System, Velocity Product Development, Functional Transformation.

•	Increased capital expenditures by 23% to $798 million (from $651 million).

•	R&D (research and development) spend up 24% to $1.8 billion.

•	Repositioning savings of approximately $180 million in 2011.

•

Continued strong performance track record reflecting sustained improvement in operating results and increase in shareowner value over Mr. Cote’s tenure as CEO (see page 38 of this proxy statement); Company on track to achieve Long-Term Targets (see page 25 of this proxy statement).

Annual Compensation	2011	2010
Base Salary	$1,800,000	$1,800,000
Annual ICP Award	$4,300,000	$4,300,000

Total Annual Cash Compensation (Short-Term)	$6,100,000	$6,100,000

Growth Plan (portion earned at Target)(a)	$4,750,000	$4,750,000
Stock Options(b)	$9,726,250	$8,483,500

Target Total Annual Long-Term Compensation	$14,476,250	$13,233,500

Growth Plan (earned increment above Target)(c)	$4,750,000	$4,750,000

Total Annual Direct Compensation	$25,326,250	$24,083,500

(a)	2010-2011 Growth Plan annualized over the two-year performance cycle at the target payout level.

(b)	2011—775,000 stock options with a grant date Black-Scholes value of $12.55 (vests over four years - exercise price of $57.05 per share).

2010—950,000 stock options with a grant date Black-Scholes value of $8.93 (vests over four years - exercise price of $40.17 per share).

(c)

2010-2011 Growth Plan earned incremental award for performance above target levels; annualized over the two-year performance cycle (represents adjustment to 2010 CD&A disclosure to reflect earned award in appropriate year).
The total 2010-2011 Growth Plan earned award is paid 50% in the first quarter of 2012 and 50% in the first quarter of 2013, subject to continued employment.

David Anderson—Senior Vice President and Chief Financial Officer

2011 Performance Summary:

•	Drove working capital and cost reduction initiatives which contributed to the Company exceeding its plan and external guidance for segment margin, proforma EPS and free cash flow generation.

•	Ensured balanced, disciplined deployment of capital which funded growth through strategic acquisitions, re-invested in the Company’s businesses, and returned value to shareowners.

•

Continued to drive disciplined acquisition valuation and integration processes and review and assessment of potential non-core businesses; the Company completed five acquisitions and four divestitures in 2011.

•	Deployed gains and proceeds from the CPG divestiture to fund cross-SBG repositioning actions, make contributions to the Company’s U.S. pension plans, and repurchase shares.

•	Funded investment in technology centers and new manufacturing capacity.

•

Returned value to shareowners—$1.1 billion of share repurchases primarily to offset dilution from employee stock plans and divestitures; $1.1 billion cash dividends paid, reflecting two dividend increases effective in 2011.

•

Continued to drive productivity through funding of repositioning projects that are expected to benefit 2012 and future periods. The Company expects to generate approximately $150 million of incremental savings in 2012 from repositioning projects commenced in prior periods.

•	Advanced organizational efficiency initiatives which contributed to driving overall segment margin improvement to a record level.

•	Reduced labor-related costs as a percentage of revenue by 80 basis points (inclusive of incentive compensation), reduced indirect spend as a percentage of revenue by approximately 30 basis points.

•	Generated $36 million in annual savings through reduction in the Company’s real estate footprint.

Annual Compensation	2011	2010
Base Salary	$900,000	$900,000
Annual ICP Award	$1,225,000	$1,150,000

Total Annual Cash Compensation (Short-Term)	$2,125,000	$2,050,000

Growth Plan (portion earned at Target)(a)	$1,375,000	$1,375,000
Stock Options(b)	$3,451,250	$2,455,750

Target Total Annual Long-Term Compensation	$4,826,250	$3,830,750

Growth Plan (earned increment above Target)(c)	$1,375,000	$1,375,000

Total Annual Direct Compensation(d)	$8,326,250	$7,255,750

(a)	2010-2011 Growth Plan annualized over the two-year performance cycle at the target payout level.

(b)	2011—275,000 stock options with a grant date Black-Scholes value of $12.55 (vests over four years - exercise price of $57.05 per share).

2010—275,000 stock options with a grant date Black-Scholes value of $8.93 (vests over four years - exercise price of $40.17 per share).

(c)

2010-2011 Growth Plan earned incremental award for performance above target levels; annualized over the two-year performance cycle (represents adjustment to 2010 CD&A disclosure to reflect earned award in appropriate year).
The total 2010-2011 Growth Plan earned award is paid 50% in the first quarter of 2012 and 50% in the first quarter of 2013, subject to continued employment.

(d)	Does not reflect non-annual grant of 65,000 performance-adjusted RSUs in 2010 issued for retention purposes; grant vests over four years.

Roger Fradin—President and Chief Executive Officer—Automation and Control Solutions (ACS)

2011 Performance Summary:

•	Grew ACS sales 13% (5% organic), building on its leading positions in key end-markets.

•

Increased year-over-year ACS segment profit by more than $300 million to $2.1 billion. Expanded ACS segment margin 50 basis points by driving price and productivity, net of inflation and investments for growth, and higher sales volumes.

•

Successfully completed key strategic acquisitions that expand ACS’ position and capabilities in connectivity solutions for mobile networking and rugged handheld mobile computers, personal protection equipment and industrial flame detection.

•

Launched over 500 new products across the ACS portfolio, aligned to the mega-trends of energy efficiency, safety and security, and globalization. These new product launches are expected to drive $650 million to $750 million of future sales. Removed more than $80 million in cost from existing product designs. Entered into over $500 million of energy savings performance contracts.

•	Continued ACS global sales expansion, with the Middle East up 37%, China up 19%, and India up 18%.

•

Significant wins in wireless mobile devices, smart grid technologies, security application and integrated systems including perimeter security for off-site venues for the London Olympics and integrated life safety, public address and alarm system for London Heathrow’s new Terminal 2, and wastewater treatment, including a contract to completely overhaul the technology controlling the Los Angeles wastewater treatment system.

Annual Compensation	2011	2010
Base Salary	$1,050,000	$1,050,000
Annual ICP Award	$1,300,000	$1,300,000

Total Annual Cash Compensation (Short-Term)	$2,350,000	$2,350,000

Growth Plan (portion earned at Target)(a)	$1,375,000	$1,375,000
Stock Options(b)	$3,451,250	$2,455,750

Target Total Annual Long-Term Compensation	$4,826,250	$3,830,750

Growth Plan (earned increment above Target)(c)	$1,361,250	$1,361,250

Total Annual Direct Compensation(d)	$8,537,500	$7,542,000

(a)	2010-2011 Growth Plan annualized over the two-year performance cycle at the target payout level.

(b)	2011—275,000 stock options with a grant date Black-Scholes value of $12.55 (vests over four years - exercise price of $57.05 per share).

2010—275,000 stock options with a grant date Black-Scholes value of $8.93 (vests over four years - exercise price of $40.17 per share).

(c)

2010-2011 Growth Plan earned incremental award for performance above target levels; annualized over the two-year performance cycle (represents adjustment to 2010 CD&A disclosure to reflect earned award in appropriate year).
The total 2010-2011 Growth Plan earned award is paid 50% in the first quarter of 2012 and 50% in the first quarter of 2013, subject to continued employment.

(d)	Does not reflect non-annual grant of 65,000 performance-adjusted RSUs in 2010 issued for retention purposes; grant vests over four years.

Timothy Mahoney—President and Chief Executive Officer—Aerospace

2011 Performance Summary:

•	Grew Aerospace sales by 7%, driven by strong growth in both commercial original equipment and commercial aftermarket sales.

•	Secured Air Transport & Regional aftermarket wins with a total estimated value of approximately $2.5 billion, including $975 million in Asia Pacific.

•	Increased year-over-year Aerospace segment profit by 10% to $2.0 billion, with segment margin expanding 40 basis points to 17.6%.

•	Increased investment in research, development and engineering to support new platform wins.

•	Successfully integrated the Aerospace portion of the EMS Technologies acquisition, adding satellite network and airborne communications capabilities.

•

Received FAA certification for new innovative avionics systems and upgrades in 2011, including a SmartTraffic system that will allow aircraft to change their altitudes during transoceanic routes and other areas not controlled by radar, enabling airlines to save millions of dollars in annual fuel costs.

•	Continued to expand the long-cycle backlog in Defense & Space, winning several multi-year contracts with a total estimated value of approximately $2.6 billion, an 87% win rate.

Annual Compensation	2011	2010
Base Salary	$763,385	$660,000
Annual ICP Award	$800,000	$700,000

Total Annual Cash Compensation (Short-Term)	$1,563,385	$1,360,000

Growth Plan (portion earned at Target)(a)	$1,050,000	$1,050,000
Stock Options(b)	$2,635,500	$1,875,300

Target Total Annual Long-Term Compensation	$3,685,500	$2,925,300

Growth Plan (earned increment above Target)(c)	$546,000	$546,000

Total Annual Direct Compensation(d)	$5,794,885	$4,831,300

(a)	2010-2011 Growth Plan annualized over the two-year performance cycle at the target payout level.

(b)	2011—210,000 stock options with a grant date Black-Scholes value of $12.55 (vests over four years - exercise price of $57.05 per share).

2010—210,000 stock options with a grant date Black-Scholes value of $8.93 (vests over four years - exercise price of $40.17 per share).

(c)

2010-2011 Growth Plan earned incremental award for performance above target levels; annualized over the two-year performance cycle (represents adjustment to 2010 CD&A disclosure to reflect earned award in appropriate year).
The total 2010-2011 Growth Plan earned award is paid 50% in the first quarter of 2012 and 50% in the first quarter of 2013, subject to continued employment.

(d)	Does not reflect non-annual grant of 50,000 performance-adjusted RSUs in 2010 issued for retention purposes; grant vests over seven years.

Andreas Kramvis—President and Chief Executive Officer—Performance Materials and Technologies (PMT)

2011 Performance Summary:

•

Grew PMT sales by 20% to $5.7 billion (16% organic growth), driven by strong growth in both the short-cycle businesses serving the HVAC, textile and agricultural markets, as well as long-cycle growth in the refining, gas and petrochemical industries.

•	Increased year-over-year PMT segment profit by $293 million to a record $1.04 billion. Expanded PMT segment margin by 260 basis points to a record 18.4%.

•	Continued rigorous focus on new product introductions and global commercial excellence—launched over 65 new products generating approximately $200 million in 2011 sales.

•

Directed the execution of pricing initiatives and effective supply chain management in a period of commodity inflation contributing to record profit and margin performance in 2011. Secured key raw material supply through the acquisition of the Sunoco phenol plant and long-term supply contracts.

•

Expanded globalization initiatives, with over 50% of sales generated outside North America. Announced the formation of a 50/50 joint venture with China’s Sinochem Group to produce and sell blowing agents for energy efficient foam insulation in China. Continued to win significant refinery projects in high growth regions.

•	Invested to upgrade engineering capabilities and operating effectiveness of PMT manufacturing facilities. Fifteen production units performed at new record levels in 2011.

•	Delivered significant year-over-year improvement in working capital turns.

Annual Compensation	2011	2010
Base Salary	$623,846	$550,000
Annual ICP Award	$875,000	$750,000

Total Annual Cash Compensation (Short-Term)	$1,498,846	$1,300,000

Growth Plan (portion earned at Target)(a)	$875,000	$875,000
Stock Options(b)	$2,196,250	$1,562,750

Target Total Annual Long-Term Compensation	$3,071,250	$2,437,750

Growth Plan (earned increment above Target)(c)	$875,000	$875,000

Total Annual Direct Compensation(d)	$5,445,096	$4,612,750

(a)	2010-2011 Growth Plan annualized over the two-year performance cycle at the target payout level.

(b)	2011—175,000 stock options with a grant date Black-Scholes value of $12.55 (vests over four years - exercise price of $57.05 per share).

2010—175,000 stock options with a grant date Black-Scholes value of $8.93 (vests over four years - exercise price of $40.17 per share).

(c)

2010-2011 Growth Plan earned incremental award for performance above target levels; annualized over the two-year performance cycle (represents adjustment to 2010 CD&A disclosure to reflect earned award in appropriate year).
The total 2010-2011 Growth Plan earned award is paid 50% in the first quarter of 2012 and 50% in the first quarter of 2013, subject to continued employment.

(d)

Does not reflect non-annual grants of 100,000 performance-adjusted RSUs in 2010 which required Mr. Kramvis’ agreement to comprehensive restrictive covenants (grant vests in four years) and 40,000 performance-adjusted RSUs in 2010 issued for retention and succession planning purposes (grant vests over five years).

Other Compensation Practices and Policies

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and has revised Honeywell’s policies and practices to:

•	Upon a change in control, pay ICP awards at the time they would typically be paid (no acceleration) and based on business performance rather than target (adopted in 2011);

•	Guard the Company against competitive harm by obtaining enhanced restrictive covenants in connection with annual equity grants (adopted in 2011) and certain succession planning actions;

•	Require executive officers to maintain specific stock ownership levels, holding Common Stock equal in value to at least four times their base salary (six times for the CEO);

•	Require Officers to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year (see “Stock Ownership Guidelines” below);

•	Add a relative TSR performance-based adjustment mechanism to RSU grants to officers;

•	Require automatic reinvestment of dividend equivalents on RSUs into additional RSUs, which vest according to the same schedule as the underlying RSUs to which they relate;

•	Permit the recapture of incentive compensation from senior executives in the event of a significant financial restatement;

•	Permit the cancellation and recovery of gains attributable to equity awards from employees who leave the Company to join a competitor;

•

Eliminate tax reimbursement payments (known as “tax gross-ups”) on both perquisites received by officers and excise taxes that may become due upon a change in control for new participants in the Company’s severance plan (in each case, effective January 1, 2010);

•	Prohibit the Committee’s independent compensation consultant from performing any services for the Company;

•	Eliminate the annual cash flexible perquisite allowance for executive officers;

•	Reduce the interest rate on deferred compensation by tying it to the Company’s cost of capital;

•	Prohibit the granting of stock options with an exercise price less than the fair market value of the Company’s Common Stock on the date of grant; and

•	Prohibit the repricing (reduction in exercise price) or reloading of stock options.

Risk Considerations

The Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

The following risk oversight and compensation design features guard against excessive risk-taking:

•

Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting and other financial, operational and compliance policies and practices (see pages 10-11 of this proxy statement for a full discussion of the role of the Board of Directors in the risk oversight process);

•	Diversified nature of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long cycle/short cycle), products and services sold, and geographic footprint;

•

Review and approval of corporate, SBG and individual executive officer objectives by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking;

•	Base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determination of incentive awards based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Design of long-term compensation to reward executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards that encourage executives to focus on sustained stock price appreciation;

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in the Company’s long-term best interests;

•

Incentive plans are not overly leveraged and cap the maximum payment; design features are intended to balance pay for performance with an appropriate level of risk taking. The Committee has discretionary authority to adjust annual ICP payments, which further reduces any business risk associated with such plan;

•	Adoption of “clawback” policies, which provide for the recoupment of incentive compensation paid to senior executives in event of a significant restatement of Company financial results;

•	“Clawback” provisions in the Company’s current stock plan that allow the Company to cancel shares or recover gains realized by an executive if non-competition provisions are violated; and

•

Ownership thresholds in the Company’s stock ownership guidelines that require Named Executive Officers to hold shares of Common Stock equal to four times their current annual base salary (six times for the CEO), as detailed below.

Accordingly, based upon the foregoing, the Company believes that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if they are also shareowners. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and RSUs. Executive officers have five years to meet these guidelines. Each of the Named Executive Officers has attained the prescribed ownership threshold.

In addition, the stock ownership guidelines require officers to hold for at least one year the “net shares” from RSU vesting (with respect to RSUs granted after the adoption of the stock ownership guidelines) or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from RSU vesting, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay applicable taxes. After the one year holding period, officers may sell net shares or net gain shares, provided that, following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum stock ownership level.

The stock ownership guidelines do not apply to officers at or over age 60 who have at least ten years of service. This allows prudent investment planning for officers nearing retirement. As of the date of this proxy statement, all of the Named Executive Officers are subject to the stock ownership guidelines.

Recoupment

The Company’s Corporate Governance Guidelines provide for the recoupment (or “clawback”) of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations”—“Corporate Governance”).

In the event that during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, the Company reserves the right, for awards issued under the 2003, 2006 and 2011 Stock Incentive Plans, to (i) cancel all unexercised options and (ii) recover any gains attributable to options that were exercised, and any value attributable to GPUs and RSUs that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

In addition, the Company has entered into non-competition agreements with its executive officers that preclude them from going to work for a competitor for up to two years after termination of employment with Honeywell for any reason. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat presented thereby. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, the Company has a full range of equitable remedies at its disposal to enforce these agreements, including the application of injunctive relief.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the Named Executive Officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its Named Executive Officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive and stock option awards to permit full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual ICP and Growth Plan payments earned by the Named Executive Officers for 2011 would be deductible for federal income tax purposes.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility (an integral part of our compensation philosophy) to design compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain Named Executive Officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which includes, among other things, a portion of the CEO’s base salary for 2011).

Transactions in Company Securities

No employee, including Named Executive Officers, may engage in short sales of Honeywell securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers and directors is prohibited. These same restrictions also apply to our non- employee directors.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2011.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

D. Scott Davis, Chair
Gordon M. Bethune
Clive R. Hollick
Bradley T. Sheares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2011, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on pages 16-17 of this proxy statement. During fiscal year 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Management Development and Compensation Committee.

SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Option Awards($)(4)	Non-Equity Incentive Plan Compensation($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation($)(7)	Total
David M. Cote
Chairman of the	2011	$1,800,000	$4,300,000	$0	$9,849,750	$19,000,000	$2,464,474	$428,499	$37,842,723
Board and Chief	2010	$1,800,000	$4,300,000	$0	$8,483,500	$0	$5,341,583	$228,929	$20,154,012
Executive Officer	2009	$1,800,000	$0	$4,252,500	$6,374,500	$0	$384,123	$412,038	$13,223,161
David J. Anderson
Senior Vice	2011	$900,000	$1,225,000	$0	$3,451,250	$5,500,000	$1,907,615	$96,360	$13,080,225
President, Chief	2010	$900,000	$1,150,000	$3,090,750	$2,455,750	$0	$1,526,121	$37,000	$9,159,621
Financial Officer	2009	$900,000	$0	$1,134,000	$1,845,250	$0	$2,604,267	$39,649	$6,523,166
Roger Fradin
President & Chief	2011	$1,050,000	$1,300,000	$0	$3,451,250	$5,472,500	$484,143	$66,200	$11,824,093
Executive Officer	2010	$1,050,000	$1,300,000	$3,068,000	$2,455,750	$0	$525,344	$66,290	$8,465,384
Automation and	2009	$1,050,000	$0	$1,134,000	$1,845,250	$0	$669,300	$119,694	$4,818,244
Control Solutions
Timothy O. Mahoney(8)
President & Chief	2011	$763,385	$800,000	$0	$2,635,500	$3,192,000	$955,005	$35,153	$8,381,043
Executive Officer,	2010	$660,000	$700,000	$2,377,500	$1,875,300	$0	$749,734	$45,829	$6,408,363
Aerospace
Andreas Kramvis
President & Chief	2011	$623,846	$875,000	$0	$2,196,250	$3,500,000	$205,825	$58,540	$7,459,461
Executive Officer,	2010	$550,000	$750,000	$6,996,000	$1,562,750	$0	$197,831	$35,605	$10,092,186
Performance Materials and Technologies	2009	$550,000	$0	$708,750	$1,174,250	$0	$219,238	$79,745	$2,731,983

(1)	Messrs. Cote, Anderson and Fradin did not receive a base salary adjustment in 2011. No Named Executive Officer received a merit increase in 2010 or 2009.

(2)	Named Executive Officers did not receive annual incentive bonus awards for 2009.

(3)

Named Executive Officers did not receive RSU awards in 2011. For 2010 and 2009, amounts reflect the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. The grant date fair value per share for RSU awards made in 2010 include an assumption with respect to the achievement of the performance adjustment attached to the award (refer to footnotes to the Outstanding Equity Awards table for a description of the performance adjustment). Specifically, the grant date fair value of the performance-adjusted RSUs granted on October 6, 2010 (Messrs. Anderson and Mahoney) and October 7, 2010 (Messrs. Kramvis and Fradin) were valued at $47.55 and $47.20 per share, respectively, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group. The grant date fair value of the performance-adjusted RSUs granted on October 26, 2010 (Mr. Kramvis) was valued at $51.08, using the same model as described in the preceding sentence. The grant date fair value per share for RSU awards made in 2009 represents the average of the high and low trading prices of a share of Common Stock on the grant date.

(4)

Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is calculated on the date of grant using the Black-Scholes option-pricing model. Option awards were made on February 25, 2011 with a Black-Scholes value of $12.55 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2011 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2011. The value of Mr. Cote’s option award for 2011 includes $123,500 representing the incremental increase in the fair value of Mr. Cote’s outstanding stock option awards as a result of the modification that permits Mr. Cote to exercise his vested stock options for their full remaining terms following his retirement after April 1, 2015 pursuant to the terms of the Retention Agreement (refer to page 31 of this proxy statement).

(5)

2011 values reflect the full earned amount under the Growth Plan with respect to the 2010-2011 performance cycle, reported in a single year as required by applicable SEC rules. This reporting is inconsistent with both the Management Development and Compensation Committee’s view when setting the Growth Plan targets and unit awards and with the actual payout schedule (see pages 35-36 of this proxy statement for further detail). Actual payment of this award will be made in two equal installments, the first of which will be made in March 2012 and the second in March 2013, subject to the Named Executive Officer’s continued active employment on each payment date.

(6)

Represents (a) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 2010 to December 2011 (as disclosed in the Pension Benefits table on page 55 of this proxy statement) and (b) interest earned in 2011 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 60 of this proxy statement), as shown in the following table:

Named Executive Officer	Change in Aggregate Pension Value	Above Market Interest
David M. Cote	$2,029,413	$435,061
David J. Anderson	$1,742,046	$165,569
Roger Fradin	$374,849	$109,294
Timothy O. Mahoney	$914,566	$40,439
Andreas Kramvis.	$143,279	$62,546

(7)	For 2011, all other compensation consists of the following:

Item	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Mahoney	Mr. Kramvis
Excess liability insurance(A)	$1,000	$1,000	$1,000	$1,000	$1,000
Executive life insurance(B)	$62,000	—	—	—	—
Matching Contributions(C)	$99,692	$49,846	$58,154	$34,153	$41,723
Personal use of Company aircraft(D)	$237,848	$45,514	$7,046	—	$15,817
Security Systems(E)	$27,959	—	—	—	—

Totals	$428,499	$96,360	$66,200	$35,153	$58,540

(A)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(B)

Under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company reimbursed Mr. Cote a total of $62,000 for life insurance premiums paid by him in 2011.

(C)	Represents total Company contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(D)

For security reasons, Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown for each Named Executive Officer represents the aggregate incremental cost of personal travel by the Named Executive Officer. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft. The incremental cost of locating aircraft to the origin of a personal trip or returning aircraft from the completion of a personal trip is also included in this calculation. Use of Company aircraft saves substantial time and allows the CEO better access to employees and customers around the world. Over 98% of the use of Company aircraft is for business purposes.

(E)	Represents the total cost paid by the Company in 2011 for equipment and monthly fees relating to personal home security systems provided to Mr. Cote by the Company.

(8)	Data not reported for 2009 as Mr. Mahoney became a Named Executive Officer in 2010.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2011

Named Executive Officer	Award Type(1)	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
David M. Cote	NQSO	2/25/11	775,000	$57.05	$57.28	$9,849,750
David J. Anderson	NQSO	2/25/11	275,000	$57.05	$57.28	$3,451,250
Roger Fradin	NQSO	2/25/11	275,000	$57.05	$57.28	$3,451,250
Timothy O. Mahoney	NQSO	2/25/11	210,000	$57.05	$57.28	$2,635,500
Andreas C. Kramvis	NQSO	2/25/11	175,000	$57.05	$57.28	$2,196,250

(1)	Award Type:

NQSO = Nonqualified Stock Option

(2)	Represents stock options granted to the Named Executive Officers on the grant date. The stock options vest in equal annual installments over a period of four years.

(3)

The grant date fair value of each stock option was $12.55 calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. The value of Mr. Cote’s option award includes $123,500 representing the incremental increase in the fair value of Mr. Cote’s outstanding stock option awards as a result of the modification that permits Mr. Cote to exercise his vested stock options for their full remaining terms following his retirement after April 1, 2015 pursuant to the terms of the Retention Agreement (refer to page 31 of this proxy statement).

Description of Plan Based Awards

All NQSO awards granted to the Named Executive Officers in fiscal year 2011 were granted under the Company’s 2006 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2006 Stock Incentive Plan and the relevant award agreements. A detailed discussion of stock options can be found beginning on page 34 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Named Executive Officer	Grant Year	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
David M. Cote	2011	—	775,000	(2)	$57.05	2/24/2021	—		—
	2010	237,500	712,500	(3)	$40.17	2/25/2020	—		—
	2009	475,000	475,000	(4)	$28.35	2/23/2019	162,022	(7)	$8,805,896
	2008	487,500	162,500	(5)	$58.48	2/25/2018	—		—
	2007	700,000	—		$47.38	2/25/2017	130,891	(8)	$7,113,926
	2006	700,000	—		$42.32	2/16/2016	—		—
	2005	600,000	—		$36.51	2/1/2015	—		—
	2004	600,000	—		$35.65	2/5/2014	—		—
	2003	600,000	—		$23.93	2/6/2013	—		—
	2002	—	—		—	—	378,200	(9)	$20,555,170

	Total	4,400,000	2,125,000				671,113		$36,474,992

David J. Anderson	2011	—	275,000	(2)	$57.05	2/24/2021	—		—
	2010	68,750	206,250	(3)	$40.17	2/25/2020	67,105	(10)	$3,647,157
	2009	137,500	137,500	(4)	$28.35	2/23/2019	43,205	(7)	$2,348,192
	2008	120,000	40,000	(5)	$58.48	2/25/2018	—		—
	2007	175,000	—		$47.38	2/25/2017	—		—
	2006	175,000	—		$42.32	2/16/2016	—		—
	2005	150,000	—		$36.51	2/1/2015	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—
	2003	262,000	—		$28.13	7/24/2013	—		—

	Total	1,238,250	658,750				110,310		$5,995,349

Roger Fradin	2011	—	275,000	(2)	$57.05	2/24/2021	—		—
	2010	68,750	206,250	(3)	$40.17	2/25/2020	67,105	(11)	$3,647,157
	2009	137,500	137,500	(4)	$28.35	2/23/2019	43,205	(7)	$2,348,192
	2008	120,000	40,000	(5)	$58.48	2/25/2018	—		—
	2007	175,000	—		$47.38	2/25/2017	—		—
	2006	175,000	—		$42.32	2/16/2016	—		—
	2005	150,000	—		$36.51	2/1/2015	17,000	(12)	$923,950
	2004	150,000	—		$35.65	2/5/2014	—		—
	2003	75,000	—		$23.93	2/6/2013	—		—

	Total	1,051,250	658,750				127,310		$6,919,299

Timothy O. Mahoney	2011	—	210,000	(2)	$57.05	2/24/2021	—		—
	2010	52,500	157,500	(3)	$40.17	2/25/2020	51,619	(13)	$2,805,493
	2009	—	—		—	—	11,781	(14)	$640,297
	2009	20,000	20,000	(4)	$28.35	2/23/2019	16,180	(7)	$879,383
	2008	—	—		—	—	15,029	(15)	$816,826
	2008	15,000	5,000	(5)	$58.48	2/25/2018	—		—
	2007	20,000	—		$47.38	2/25/2017	—		—
	2006	30,000	—		$42.32	2/16/2016	5,780	(16)	$314,143
	2005	13,500	—		$36.51	2/1/2015	—		—
	2004	6,000	—		$35.65	2/5/2014	—		—

	Total	157,000	392,500				100,389		$5,456,142

Andreas C. Kramvis	2011	—	175,000	(2)	$57.05	2/24/2021	—		—
	2010	43,750	131,250	(3)	$40.17	2/25/2020	103,238	(17)	$5,610,985
	2010	—	—		—	—	41,295	(18)	$2,244,383
	2009	87,500	87,500	(4)	$28.35	2/23/2019	27,003	(7)	$1,467,613
	2008	49,500	16,500	(6)	$56.35	3/31/2018	37,196	(19)	$2,021,603
	2008	10,500	3,500	(5)	$58.48	2/25/2018	—		—
	2007	16,000	—		$47.38	2/25/2017	—		—
	2006	30,000	—		$42.32	2/16/2016	—		—
	2005	30,000	—		$36.51	2/1/2015	—		—
	2004	25,000	—		$35.65	2/5/2014	—		—

	Total	292,250	413,750				208,732		$11,344,584

(1)	Market value determined using the closing market price of $54.35 per share of Common Stock on December 30, 2011.

(2)

2011 option grants vest in four annual installments at the rate of 25% per year. The first installment vested on February 25, 2012. The remaining installments will vest on February 25, 2013, February 25, 2014, and February 25, 2015.

(3)

2010 option grant vests in four annual installments at the rate of 25% per year. The first two installments vested on February 26, 2011 and February 26, 2012. The remaining installments will vest on February 26, 2013, and February 26, 2014.

(4)

2009 option grant vests in four annual installments at the rate of 25% per year. The first three installments vested on February 24, 2010, February 24, 2011 and February 24, 2012. The remaining installment will vest on February 24, 2013.

(5)	These stock options vested in four annual installments at the rate of 25% per year. The four installments vested on February 26, 2009, February 26, 2010, February 26, 2011 and February 26, 2012.

(6)

These stock options vest in four annual installments at the rate of 25% per year. The three installments vested on March 31, 2009, March 31, 2010, and March 31, 2011. The remaining installment will vest on March 31, 2012.

(7)	These RSUs vested on February 24, 2012.

(8)

Represents remaining shares from the 2007 performance share grant, earned for the four-year performance cycle ended December 31, 2010. These shares will be paid on March 11, 2012. Includes dividend equivalents in the form of additional shares that will be paid on the same date as the underlying shares to which they relate.

(9)	These RSUs will vest on July 1, 2012.

(10)

These RSUs will vest 50% on October 6, 2013, and 50% on October 6, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 20% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a 1-year and 30-month period ending December 31, 2012.

(11)

These RSUs will vest 100% on October 7, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 20% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a 1-year and 30-month period ending December 31, 2012.

(12)	These RSUs will vest on July 29, 2012.

(13)

These RSUs will vest 33% on each of October 6, 2013 and October 6, 2015, with the remaining RSUs vesting on October 6, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 20% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a 1-year and 30-month period ending December 31, 2012.

(14)

These RSUs will vest 33% on each of July 31, 2012 and July 31, 2014, with the remaining RSUs vesting on July 31, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(15)

49% of these RSUs will vest on February 26, 2013, with the remaining RSUs vesting on February 26, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(16)	These RSUs will vest on June 28, 2013.

(17)

These RSUs will vest 100% on October 26, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 25% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over a four-year period ending September 30, 2014.

(18)

These RSUs will vest 50% on October 7, 2013, and 50% on October 7, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 20% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a 1-year and 30-month period ending December 31, 2012.

(19)

49% of these RSUs will vest on July 25, 2013, with the remaining RSUs vesting on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2011 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2011

Named Executive Officer	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David M. Cote	1,101,100	(3)	$22,939,136	130,891	(5)	$7,327,278
David J. Anderson	—		—	37,500	(6)	$2,012,625
Roger Fradin	75,000	(4)	$1,694,047	—		—
Timothy O. Mahoney	—		—	17,184	(7)	$986,199
Andreas Kramvis	—		—	27,916	(8)	$1,577,595

(1)

Represents “in the money” value at exercise calculated as (a) times (b) where (a) equals the difference between the market price at exercise and the exercise price, and (b) equals the total number of options exercised.

(2)

Represents the total value at vest calculated as (a) times (b), where (a) equals the average of the high and low share price of one share of Common Stock on the day of vest, and (b) equals the total number of RSUs that vested.

(3)

In connection with the stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Cote retaining a total of 240,345 net shares.

(4)

In connection with the stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Fradin retaining a total of 16,500 net shares.

(5)	In connection with the RSU vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Cote retaining a total of 74,843 net shares.

(6)

Payout of 37,500 shares acquired upon the vesting of these RSUs on July 28, 2011 to Mr. Anderson has been deferred until the year following separation of service from Honeywell. Shares will be paid in five equal annual installments.

(7)	In connection with the RSU vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Mahoney retaining a total of 11,915 net shares.

(8)	In connection with the RSU vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Kramvis retaining a total of 17,803 net shares.

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with us (and companies that have been acquired by us and, with respect to Mr. Anderson, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer follow the table.

Pension Benefits—Fiscal Year 2011

Named Executive Officer	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefits ($)(2)
David M. Cote.	REP	9.9		$136,156
	SERP	9.9		$36,031,777

	Total	—		$36,167,933

David J. Anderson	REP	8.5		$121,798
	SERP	12.1	(1)	$8,067,498

	Total	—		$8,189,296

Roger Fradin	REP	35.6		$851,782
	SERP	35.6		$1,267,641

	Total	—		$2,119,423

Timothy O. Mahoney	REP	14.1		$430,802
	SERP	14.1		$2,320,397

	Total	—		$2,751,199

Andreas Kramvis	REP	24.2		$526,458
	SERP	24.2		$401,701

	Total	—		$928,159

(1)

The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,791,918.

(2)

The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 4.89% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Messrs. Anderson and Mahoney, and 65 for Messrs. Fradin and Kramvis, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction.

Summary Information

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•

All SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

Pension Benefit Calculation Formulas

Within the REP and the SERP a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces highest average) times (2) credited service

Allied Salaried

Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

Signal

Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years

Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average

Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus

For Mr. Anderson, an annual amount equal to $175,000 payable in the form of a single life annuity if he retires, his termination occurs as a result of an involuntary termination without cause, or a change in control occurs

For Mr. Fradin, single life annuity at the later of age 60 or termination of employment equal to 50% of the average of final three years of base salary and bonus, subject to a $1,400,000 minimum annual benefit in most cases

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000. Compensation taken into account in calculating pension benefits under the SERP for 2009 (other than for the CEO) includes the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008).

The benefit formulas set forth above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections, Messrs. Cote, Fradin and Kramvis will receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Mahoney will receive their SERP benefits and Contractual benefits in an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least ten years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers differs for historical reasons. In addition, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our Named Executive Officers.

Name	Description of Total Pension Benefits
Mr. Cote	•

Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable pursuant to the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.

	•	Mr. Cote’s Contractual formula benefits are reduced by 4% per year for each year payment commences before Mr. Cote’s 60th birthday and are forfeitable if he is terminated by the Company for cause.
•

Mr. Cote is currently eligible for early retirement benefits payable under his Contractual formula. As a result of a low interest rate, there is no increase in the lump sum present value of Mr. Cote’s benefit on December 31, 2011 due to subsidized early retirement.

	•	Since Mr. Cote is currently unmarried, his Contractual formula benefits included in the table reflect the present value of a single life annuity with no surviving spouse benefit.
	•	At or after age 60, Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
•

Mr. Cote’s REP benefit is subject to a qualified domestic relations order (QDRO) entered into in 2012 that allocates a portion of this benefit to his ex-spouse. If the terms of the QDRO were taken into account in the table as of December 31, 2011, Mr. Cote’s REP benefit would decrease to $82,037.

Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
•

Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula. As a result of a low interest rate, there is no increase in the lump sum present value of Mr. Anderson’s benefit on December 31, 2011 due to subsidized early retirement.

•

Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.

•

Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.

Name	Description of Total Pension Benefits
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
•

Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula. As a result of a low interest rate, there is no increase in the lump sum present value of Mr. Fradin’s benefit on December 31, 2011 due to subsidized early retirement.

•

Mr. Fradin’s Contractual formula benefits are reduced by 4% per year for each year payment commences before his 60th birthday, and are forfeitable if he voluntarily leaves the Company before age 60 or is terminated by the Company for cause before age 60. Mr. Fradin’s Contractual formula benefit will be at least $1,400,000 per year provided that, until at least August 5, 2013, he is not terminated by the Company and he does not voluntarily terminate his employment with the Company or engage in an external CEO search. If Mr. Fradin’s Contractual benefits were included as part of his SERP benefits in the table, the present value of accumulated SERP benefit would increase by $13,475,000.

	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Mahoney	•	Mr. Mahoney’s total pension benefits are equal to his Allied Salaried formula benefits.
•

Mr. Mahoney is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2011 exceeds the benefit shown in the table above by $311,459.

•

A portion of Mr. Mahoney’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Kramvis	•	Mr. Kramvis’ total pension benefits are equal to the sum of his Pittway formula benefits and his REP formula benefits.
	•	Mr. Kramvis’ 17.2 years of service before January 1, 2005 will be used for his Pittway formula benefits.
	•	Mr. Kramvis’ years of service after December 31, 2004 will be used for his REP formula benefits.
•

Mr. Kramvis is currently eligible for early retirement benefits under the Pittway formula. As a result of a low interest rate, there is no increase in the lump sum present value of Mr. Kramvis’ benefit on December 31, 2011 due to subsidized early retirement.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2011

Since 2005, the Company has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Supplemental Savings Plan (the “SS Plan”) and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of new SS Plan or DIC deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with ten years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive contributions in last FY ($)(2)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE($)(2)
David M. Cote	SS Plan	$127,500	$88,448	$138,756	$—	$2,661,072
	DIC Plan	$—	$—	$1,275,936	$—	$13,582,928
	Deferred
	RSUs(1)	$—	$—	$453,436	$—	$18,558,858
	Performance
	Shares(3)	$—	$—	$—	$7,269,686	$7,113,926

	Total	$127,500	$88,448	$1,868,128	$7,269,686	$41,916,784

David J. Anderson	SS Plan	$145,500	$38,602	$50,211	$—	$1,148,852
	DIC Plan	$—	$—	$441,224	$—	$4,637,132
	Deferred
	RSUs(1)	$1,987,500	$—	$297,950	$—	$12,481,767

	Total	$2,133,000	$38,602	$789,385	$0	$18,267,751

Roger Fradin	SS Plan	$330,000	$46,281	$97,738	$—	$2,694,588
	DIC Plan	$—	$—	$437,294	$—	$6,565,259
	Deferred
	RSUs(1)	$—	$—	$225,173	$—	$6,536,266

	Total	$330,000	$46,281	$760,205	$0	$15,796,113

Timothy O. Mahoney	SS Plan	$235,417	$29,850	$59,846	—	$1,441,110
	DIC Plan	$700,000	$—	$172,706	—	$3,045,622
	Deferred
	RSUs(1)	$—	$—	$—	$—	$—

	Total	$935,417	$29,850	$232,552	$0	$4,486,732

Andreas Kramvis	SS Plan	$33,408	$22,909	$39,352	$—	$928,177
	DIC Plan	$375,000	$—	$193,901	$—	$2,515,165
	Deferred
	RSUs(1)	$—	$—	$—	$—	$—

	Total	$408,408	$22,909	$233,253	$0	$3,443,342

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2011 by the closing price of a share of Common Stock on the vesting date. The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2011 by the closing price of a share of Common Stock on December 30, 2011 ($54.35), and then adding the cash value of deferred dividend equivalents and interest. This column reflects the following: 336,300 units and $280,953 in cash for Mr. Cote, 225,000 units and $253,017 in cash for Mr. Anderson, and 109,563 units and $581,517 in cash for Mr. Fradin.

(2)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate earnings in last FY” column includes interest credits and changes in the value of the Company Common Stock fund. The value of the Company Common Stock fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the “Aggregate earnings in last FY” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

Named Executive Officer	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$127,500	$88,448	$435,061	$21,333,455
David J. Anderson	$145,500	$38,602	$165,569	$8,123,102
Roger Fradin	$330,000	$46,281	$109,294	$5,721,558
Timothy O. Mahoney	$235,417	$29,850	$40,439	$956,118
Andreas Kramvis	$33,408	$22,909	$62,546	$590,321

(3)

Mr. Cote received a performance share grant where the performance criteria were based on the Company’s relative TSR versus the S&P 100 between January 1, 2007 through December 31, 2010. The value of the distribution is calculated by multiplying the total shares earned under the grant, 261,782, by 50% and by the closing price of a share of Common Stock on the payment date, March 15, 2011 ($55.54). The value of the aggregate balance at the last fiscal year is calculated by multiplying 130,891, the total number of unpaid shares earned under the grant by the closing price of a share of Common Stock on December 30, 2011 ($54.35). The unpaid shares will be paid by March 15, 2012 if Mr. Cote remains employed by the Company on the payment dates or dies or becomes disabled (while employed) before the payment date.

Honeywell Supplemental Savings Plan

The SS Plan allows executives of the Company, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. After one year of service, and to the extent amounts have not already been matched on a similar basis under the Company’s qualified 401(k) plan, the Company matched for 2011 deferrals to the SS Plan at the rate of 31.25% on the first 8% of eligible pay deferred for the first five years of match participation, and 62.5% on the first 8% of eligible pay deferred thereafter. Matching contributions are always vested. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2011, this rate was 3.84%. For 2012, this rate has been set at 3.65%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. The Committee would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 48 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2006 plan year and later, a participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant can elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell DIC Plan allows executives of the Company, including the Named Executive Officers, to defer all or a portion of their annual discretionary cash incentive compensation.

Beginning in 2005, deferrals are credited with a rate of interest, based on the Company’s 15-year borrowing rate which is set annually at the beginning of the year (3.84% for 2011, 3.65% for 2012). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. The Committee would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 48 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the DIC Plan.

Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. A participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

Deferral of RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to (a) a specific year that is four or more years from the vesting year, or (b) to the year following the executive’s termination of active employment. The executive may also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents and reflected in the Summary Compensation Table on page 48 above represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which cannot be amended.

Unvested Dividend Equivalents

Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of Common Stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in Control

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement, which has a rolling three-year term.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a Change in Control of the Company. Generally, this is achieved by assuring our Named Executive Officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our Named Executive Officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as, except with respect to our CEO, we do not maintain employment agreements with our Named Executive Officers.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, the Company would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a Change in Control of our Company, cash severance benefits are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a Change in Control of our Company, and (ii)(A) the Named Executive Officer must be involuntarily terminated other than for cause, or (ii)(B) the Named Executive Officer must initiate the termination of his own employment for good reason.

In 2009, the Company’s severance plans were amended to eliminate the excise tax gross-up provisions applicable to any excise taxes that may become due upon a Change in Control for any executive not already eligible for such treatment prior to January 1, 2011. Executives already covered by the excise tax gross-up provisions of the Company’s severance plans will retain their eligibility for such benefits.

Summary of Benefits

The following table summarizes the termination of employment and Change in Control benefits payable to our Named Executive Officers. No termination benefits are payable to Named Executive Officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2011. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table. The effect of a termination of employment or Change in Control on outstanding stock options, RSUs and performance shares is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, by NEO for Good Reason or Due to Disability
Cash Severance (Base Salary + Bonus)	David M. Cote	$14,850,000	—	—	—	$14,850,000
	David J. Anderson	$5,400,000	—	—	—	$5,400,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Timothy O. Mahoney	$2,400,000	—	—	—	$3,200,000
	Andreas Kramvis	$1,950,000	—	—	—	$2,600,000
ICP (Year of Termination)	David M. Cote	$3,339,000	$3,150,000	$3,339,000	$4,300,000	$4,300,000
	David J. Anderson	—	—	—	$1,225,000	$1,432,692
	Roger Fradin	—	—	—	$1,300,000	$1,300,000
	Timothy O. Mahoney	—	—	—	$800,000	$800,000
	Andreas Kramvis	—	—	—	$875,000	$875,000
Growth Plan	David M. Cote	—	$19,000,000	$19,000,000	$19,000,000	$19,000,000
	David J. Anderson	—	$5,500,000	$5,500,000	$5,500,000	$5,500,000
	Roger Fradin	—	$5,472,500	$5,472,500	$5,472,500	$5,472,500
	Timothy O. Mahoney	—	$3,192,000	$3,192,000	$3,192,000	$3,192,000
	Andreas Kramvis	—	$3,500,000	$3,500,000	$3,500,000	$3,500,000
Benefits and Perquisites	David M. Cote	$40,581	—	—	—	$40,581
	David J. Anderson	$47,155	—	—	—	$254,847
	Roger Fradin	$17,922	—	—	—	$23,896
	Timothy O. Mahoney	$16,720	—	—	—	$22,293
	Andreas Kramvis	$20,057	—	—	—	$26,742
All Other- Payments/ Benefits	David M. Cote	$1,549,183	—	—	—	$1,549,183
	David J. Anderson	—	—	—	—	$417,603
	Roger Fradin	$19,081,961	$8,576,996	$19,081,961	—	$19,420,058
	Timothy O. Mahoney	$602,182	—	—	—	$1,331,015
	Andreas Kramvis	$72,183	—	—	—	$285,159
Excise Tax- Gross Up	David M. Cote	—	—	—	—	—
	David J. Anderson	—	—	—	—	—
	Roger Fradin	—	—	—	—	$10,161,874
	Timothy O. Mahoney	—	—	—	—	$1,965,974
	Andreas Kramvis	—	—	—	—	$1,626,259
Total	David M. Cote	$19,778,764	$22,150,000	$22,339,000	$23,300,000	$39,739,764
	David J. Anderson	$5,447,155	$5,500,000	$5,500,000	$6,725,000	$13,005,142
	Roger Fradin	$22,249,883	$14,049,496	$24,554,461	$6,772,500	$40,578,328
	Timothy O. Mahoney	$3,018,902	$3,192,000	$3,192,000	$3,992,000	$10,511,282
	Andreas Kramvis	$2,042,240	$3,500,000	$3,500,000	$4,375,000	$8,913,160

Explanation of Benefits

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a Change in Control are, except as noted, the same as the benefits paid other than as a result of a Change in Control.

Severance Benefits—Cash Payment

Severance benefits are payable upon involuntary termination of employment by us without cause and, following a Change in Control, upon termination of employment by a Named Executive Officer without cause or for good reason. The amount and terms of the payments are as follows:

Other than upon a Change in Control
•	Three years of base salary and bonus for Messrs. Cote and Anderson and 18 months of base salary and bonus for Messrs. Kramvis, Fradin, and Mahoney
•	Paid in cash.
•	Paid in accordance with our normal payroll practices.
•	Bonus is equal to target percentage of base salary.
•

Payment conditioned upon a general release in favor of the Company, non-disclosure (indefinite duration) and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

Upon a Change in Control
•	For Messrs. Kramvis, Fradin and Mahoney, severance period is increased from 18 months to two years.
•	Amounts are paid in a lump sum within 60 days following the later of the date of termination or the Change in Control date.
•	Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.

Annual Bonus for the Year of Termination—Cash Payment

An annual bonus is payable to Named Executive Officers under the ICP plan for the year in which a Change in Control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by the Company without cause, by Mr. Cote for good reason, or upon his death. The amount and timing of the payments are as follows:

Other than upon a Change in Control
•

Equal to Mr. Cote’s individual bonus target times the actual average funding performance for Corporate employees for the year in which these benefits are determined, prorated through date of termination. (Not applicable to the other Named Executive Officers.)

•	Paid in cash to Mr. Cote at the time bonuses are typically paid to executives for the year of termination. (Not applicable to the other Named Executive Officers.)

Upon a Change in Control
•

Based on achievement of pre-established ICP goals and the Committee’s assessment of other relevant criteria, for the stub period ending on the change in control (as defined in the ICP Plan) date, prorated through the change in control date.

•

Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a change in control occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Growth Plan—Cash Payment

Growth plan awards are paid out in the event of death, disability and Change in Control, as follows:

Other than upon a Change in Control
•	Benefits are paid only in the event of death or disability.
•

The 2010-2011 Growth Plan would be paid out, in full, based on actual performance as determined at the end of the performance cycle. Payment would be made no later than the 15th day of the third month following the end of the performance cycle. The amounts in the Potential Payments upon Termination or Change in Control Table above reflects 2010-2011 Growth Plan payouts assuming death or disability occurred on December 31, 2011.

Upon a Change in Control
•	Full payment of the 2010-2011 Growth Plan would be made based on actual performance, assuming a Change in Control occurred on December 31, 2011.
•	Payment would be made in a lump sum within 90 days of the Change in Control.

Certain Perquisites

Certain perquisites are payable upon termination of employment without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason. The amount and terms of these payments are as follows:

Other than upon a Change in Control
•	Life insurance coverage is continued at the Company’s cost for the severance period.
•	Medical and dental benefits are continued during the severance period at active employee contribution rates.

Upon a Change in Control
•	Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.

All Other Payments/Benefits

Unvested dividend equivalents are vested and paid upon death, or Change in Control. In addition, certain pension adjustments are provided upon a Change in Control, death, disability, involuntary termination of employment by the Company without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason.

Other than upon a Change in Control
•

Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote there is no incremental value attributable to this credit because his benefit formula does not include service as a component thereof.

•

Mr. Fradin would be entitled to commencement of his Contractual pension benefit if he becomes disabled or is involuntarily terminated by the Company other than for gross cause prior to the attainment of age 60. In the event of Mr. Fradin’s death, Mr. Fradin’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Fradin would have attained the age of 60, equal to 50% of Mr. Fradin’s Contractual pension benefit.

Upon a Change in Control
•	Upon a Change in Control, Mr. Anderson receives credit for an additional three years of age and service credit for pension purposes.
•	Mr. Fradin would be entitled to commencement of his Contractual pension benefit if involuntarily terminated following a Change in Control.

Excise Tax Reimbursement

U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a Change in Control in certain circumstances and subject to certain conditions. Participants in the Company’s Senior Severance Plan as of December 31, 2009 are eligible to receive a tax gross-up with respect to any such excise tax. Effective January 1, 2010, new participants in the Company’s Senior Severance Plan are not eligible to receive this benefit. For purposes of calculating the “excise tax gross-up” amounts set forth in the table above, non-competition commitments by employees were assigned a value equal to the lesser of (i) 50% of one year of 2011 targeted compensation applied to the applicable non-compete period, or (ii) the cash severance amount, consistent with the Company’s expectation about how tax would be calculated in the event of an actual Change in Control transaction. Targeted compensation includes salary, target ICP opportunity, and the value of actual long-term incentive compensation granted.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a Change in Control on outstanding stock options, RSUs and performance awards held by our Named Executive Officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 51 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock option, RSUs and performance share awards held by our Named Executive Officers as of December 30, 2011, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on December 30, 2011 ($54.35).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a Change in Control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a Named Executive Officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a Named Executive Officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2011.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Stock Units	Unvested Value of Performance Shares
Mr. Cote	$22,453,250	$29,361,066	$7,113,926
Mr. Anderson	$6,499,625	$5,995,349	—
Mr. Fradin	$6,499,625	$6,919,299	—
Mr. Mahoney	$2,753,350	$5,456,142	—
Mr. Kramvis	$4,136,125	$11,344,584	—

Impact on Outstanding Awards

The treatment of stock options, RSUs and performance shares following termination of employment depends on the plan under which the awards were granted, as follows:

•

1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) the full remaining term if termination is on account of death, disability, or an involuntary termination after qualifying for early or normal retirement under a qualified defined benefit pension plan; (ii) three years in the case of any other involuntary termination without cause; and (iii) 90 days if termination is voluntary without good reason. If an employee dies, becomes disabled or terminates after becoming eligible for normal retirement benefits under a qualified defined benefit plan, unvested options become vested. In other circumstances, unvested options are immediately forfeited.

•

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and ten years of service) or “full retirement” (age 60 and ten years of service); (ii) one year in the case of any other involuntary termination without cause; and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. RSUs become vested upon full retirement, death, disability or a Change in Control. In other circumstances, unvested options and RSUs are immediately forfeited.

•

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options are immediately forfeited following full retirement. Similarly, instead of full vesting at retirement, RSUs awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.

•	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2006 Stock Incentive Plan.

•

Under each of the foregoing plans, unvested stock options and RSUs vest upon a Change in Control. Performance awards vest at target upon a Change in Control unless otherwise provided in the applicable award agreement. RSUs and performance awards that vest upon a Change in Control shall be paid out within 90 days (subject to any existing deferral elections).

•

For Mr. Cote, stock options and RSUs continue to remain outstanding and vest as scheduled if his employment is terminated by the Company other than for cause or by him for good reason. Mr. Cote’s unvested options and RSUs vest immediately if he dies or becomes disabled. In addition, pursuant to the terms and conditions of the Retention Agreement (see page 31 of this proxy statement), stock options (other than stock options subject to performance conditions) granted (i) prior to April 1, 2015 and (ii) more than 12 months prior to Mr. Cote’s retirement date, shall become fully vested on his retirement date, provided such retirement date is no earlier than April 1, 2015, and he will have the full remaining term to exercise any such vested stock options. The same terms and conditions apply to stock options subject to performance conditions; however, vesting will not occur until the end of the applicable performance cycle and then, only to the extent the applicable performance metrics have been satisfied.

•

Mr. Kramvis received special equity vesting on 100,000 RSUs granted in October of 2010. In the event that Mr. Kramvis’ is involuntarily terminated other than for cause, or his employment is terminated as a result of his death or disability, in each case, prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall immediately become vested and distributable to Mr. Kramvis or his estate, as applicable, in shares. In the event Mr. Kramvis voluntarily terminates employment, whether by reason of full retirement or otherwise, or is involuntarily terminated for cause, in each case prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall be forfeited. In the event of a Change in Control, prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall immediately become vested and distributable in cash or shares to Mr. Kramvis.

•

Mr. Fradin is subject to a retention agreement that provides special equity vesting rules that pertain to a termination of employment prior to August 5, 2015. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Fradin’s date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs not subject to performance criteria shall become vested as of his date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle to the extent the performance metrics have been satisfied and to the extent subject to such performance criteria. These special equity vesting rules only apply to the extent Mr. Fradin (i) adheres to certain non-competition and non-solicitation covenants, (ii) refrains from certain actions that would affect his ability to devote 100% of his energy to the Company’s affairs, and (iii) provides twelve (12) months of transition services prior to his voluntary retirement.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control

(a) the acquisition of 30% or more of the Common Stock; (b) the purchase of all or part of the Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s Board over a two year period; and in addition under the Senior Severance Plan any event that the Committee, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2006 or 2011 Stock Incentive Plan, each of the events described in (a) through (e) would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for cause (for Mr. Cote)

(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell; or (b) Mr. Cote is convicted of a felony.

Termination for cause (for other Named Executive Officers)

(a) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (b) the misappropriation, embezzlement or willful destruction of Company property of significant value; (c)(i) the willful failure to perform, (ii) gross negligence in the performance of, or (iii) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (d) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (e) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Termination for good reason (for Mr. Cote)

(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement; (f) any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; (g) the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or (h) any other action that would be considered “Good Reason” under the Senior Severance Plan.

Termination for good reason (for other Named Executive Officers)

(a) a material diminution in the Named Executive Officer’s authority, duties or responsibilities; (b) a material decrease in base compensation; (c) a material reduction in the aggregate benefits available to the Named Executive Officer where such reduction does not apply to all similarly- situated employees; (d) any geographic relocation of the Named Executive Officer’s position to a location that is more than 50 miles from his or her previous work location; (e) any action that constitutes a constructive discharge; or (f) the failure of a successor to assume these obligations under the Senior Severance Plan.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the five directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Paz is the “audit committee financial expert” as defined by applicable SEC rules and that, Mr. Paz, Mr. Burke, Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2011 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2011 filed with the SEC.

THE AUDIT COMMITTEE

George Paz (Chair)
Kevin Burke
D. Scott Davis
Linnet Deily
Judd Gregg

Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP as independent accountants for Honeywell to audit its consolidated financial statements for 2012 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2011 and 2010 as set forth below:

(in millions of $)	2011	2010
Audit Fees	$20.4	$19.7

Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related Fees	$2.7	$2.3	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	$6.4	$6.3

Tax compliance services were $5.6 in 2011 and $6.0 in 2010, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $0.8 in 2011 and $0.3 in 2010, relating primarily to reorganizations.

All Other Fees	$—	$—

Total Fees	$29.5	$28.3

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non- audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

Proposal No. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing shareowners with an advisory vote to approve executive compensation as required by Section 14A of the Exchange Act.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program promotes a performance-based culture and aligns the interests of shareowners and executives through variable, at-risk compensation with an appropriate balance of near-term and long-term objectives. The program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan.

Variable incentive compensation (cash-based and equity) generally represents 85%-91% of each executive officer’s target compensation opportunity. The program emphasizes long-term incentive compensation elements that are designed to appropriately reward executives for actions taken to invest in long- term growth and productivity throughout the business cycle.

Honeywell’s 2011 operating results were strong across the Company’s portfolio and reflect a record year of profitable growth:

•	Record 8% organic revenue growth (overall sales up 13% to $36.5 billion)—growing faster than global GDP and the Company’s key end markets;

•	Segment profit up 19%, with 80 basis points of margin expansion;

•	Proforma EPS (excluding mark-to-market pension adjustment) up 35% to $4.05;

•	FCF of $3.7 billion (prior to cash contributions to U.S. pension plans), reflecting 115% FCF conversion (excluding the impact of the pension mark-to-market adjustment on net income); and

•

Surpassed growth targets while funding approximately $350 million of repositioning actions that are expected to benefit future periods, as well as making other “seed planting” investments in strategic acquisitions, sales and marketing excellence, research and development and new product introductions.

Honeywell’s operational execution is driving sustainable improvement:

•

2010-2011: Record organic revenue growth at twice the rate of global GDP growth; 390 basis points improvement in average return on investment (ROI) driven by 58% increase in proforma net income; $1.4 billion increase in segment profit, with 140 basis points of margin expansion;

•	Vs. Prior Peak: 2011 sales, segment profit, segment margin, proforma EPS, FCF (prior to cash contributions to U.S. pension plans), and working capital turns exceed pre-recession (2008) levels; and

•

2003-2011: Since 2003 (the first full year of Mr. Cote’s tenure), on a compound annual growth rate basis, sales are up 7%, proforma net income is up 12%, and FCF (prior to cash contributions to U.S. pension plans) is up 7%, with cumulative TSR growth of 113% over the course of Mr. Cote’s tenure as CEO.

Honeywell continued to generate shareowner value in 2011 by:

•	Outperforming the market and peers with respect to total shareowner return:

	One-Year	Three-Year	Five-Year

Honeywell	4.9%	80.9%	37.1%

S&P 500	2.1%	48.6%	-1.2%

Peer Median	-4.4%	43.3%	3.0%

Peer Median based on Compensation Peer Group (see pages 29-30).

Percentages reflect cumulative growth over the period.

•	Increasing dividends by at least 10% for the seventh time in the last eight years; and

•	Repurchasing approximately $1.1 billion of shares.

From January 1, 2010 to December 31, 2011, Honeywell’s market capitalization has increased by approximately $12 billion, reflecting a 39% appreciation in our stock price.

2011 Named Executive Officer compensation actions are directly aligned with the strong Company performance described above:

•

The base salaries of Messrs. Cote, Anderson and Fradin remained unchanged. The base salaries of Messrs. Mahoney and Kramvis were increased for 2011 based on the performance of their respective SBGs and the Committee’s view of their compensation positioning relative to the Compensation Peer Group; due to economic uncertainty and conservative planning, no Named Executive Officer received an annual merit increase in either 2010 or 2009;

•

Annual bonuses ranging from 104% to 140% of their target opportunities based on the Company’s performance against pre-established goals, as well as other performance measures which assess both the strength and degree of difficulty of operating results (e.g., key operational metrics, economic and industry objectives, performance vs. competitors), improvement over prior periods and the achievement of non-financial management objectives;

•

Growth Plan awards: ranging from 152% to 200% of their target award value as the Company significantly exceeded total revenue (excluding the impact of acquisitions and divestitures) and ROI performance goals for the two-year performance cycle (these awards are payable 50% in the first quarter of 2012 and 50% in the first quarter of 2013); and

•	Annual stock option grants for a number of shares up to an amount consistent with prior year levels.

There is also a strong alignment between total shareowner return, key operational metrics and CEO compensation, both in 2011 and over the last five years. See page 22 for a chart illustrating this alignment.

Honeywell’s executive compensation program includes stock ownership guidelines, limited perquisites, no payouts of accrued dividends on RSUs until vesting of the awards, a “clawback” policy permitting the recapture of incentive compensation in the event of a significant restatement, and the ability to cancel and recover gains attributable to equity awards from employees who leave the Company to join a competitor, as well as non-competition, non-solicitation and confidentiality covenants. In addition, the Committee’s independent compensation consultant does not perform any other services for the Company.

For the reasons discussed above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board. The Management Development and Compensation Committee will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements. In each of the last two years, over 90% of the votes were cast in support of the compensation of the Named Executive Officers. Since our 2011 Annual Meeting, we have engaged in discussions with our institutional investors regarding the Company’s performance track record (short-term and long-term), creation of shareowner value, alignment of pay with performance, alignment of incentive compensation program features with key performance objectives, and our overall perspectives on corporate governance and executive compensation.

The Board of Directors unanimously recommends a vote FOR this proposal.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated below, the Board of Directors unanimously recommends a vote AGAINST each of these proposals.

Proposal No. 4: INDEPENDENT BOARD CHAIRMAN

This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 (the beneficial owner of 200 shares of Common Stock).

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement may hinder our board’s ability to monitor our CEO’s performance. Many companies have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. Transition to an independent chairman is particularly important at our company because we did not even have a Lead Director. Plus our 2011 Annual Meeting ended in 30 minutes and was highlighted with one-sentence answers from our Chairman.

An independent Chair can enhance investor confidence in our Company and strengthen the integrity of our Board. This proposal topic won 50%-plus support at four companies in 2011.

The merit of this Independent Board Chairman proposal should also be considered in the context of the need for improvement in our company’s 2011 reported corporate governance status:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay with $20 million for CEO David Cote.

CEO Cote continued to receive an annual mega-grant of stock options for a total of 3.25 million over the past four years. This was the only type of equity granted to Mr. Cote in 2010. To be effective, equity awards granted for long-term incentives should include performance-vesting features.

No specific formulae governed our company’s annual incentive plan, so that a considerable amount of discretion was used to set executive pay amounts. Pursuant to this discretion, our CEO received a cash bonus of $4 million in 2009. Additionally, named executive officers were eligible to participate in the cash-based Growth Plan, which was based on short two-year performance periods. Not only is two years far from long-term, but cash-based long-term incentive awards do nothing to tie executive performance with long-term shareholder value.

Our CEO was entitled to $34 million in accumulated pension benefits—including an increase of $5 million in 2010.

An independent Chairman policy can further enhance investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman—Yes on 4.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes that it is in the best interests of Honeywell and its shareowners for the Board to have the flexibility to determine the appropriate leadership structure for the Board of Directors. As discussed earlier in this proxy statement, at the present time, the Board believes that the Company’s CEO, Mr. Cote, is best qualified to serve as Chairman of the Board as he possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. In the Board’s view, Mr. Cote is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The combined role also enables decisive leadership.

Effective Board oversight of the Company’s operations and management is maintained by having strong, diligent and independent directors, each of whom brings a unique perspective, understands the key issues, provides wise counsel and asks management the tough questions for the benefit of shareowners. Accordingly, the Board and the Corporate Governance and Responsibility Committee have assembled a Board consisting of accomplished individuals with relevant experience and skills who constructively challenge management through their active participation in Board and Committee meetings. Nine of our ten current directors (all but Mr. Cote) are independent and all of the Board’s committees consist entirely of independent, non-employee directors.

These committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—work extensively in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and compensation programs.

The independent directors review in advance the schedule of agenda subjects to be considered by the Board and its Committees and each Board and Committee member is free to raise subjects that are not on the agenda at any meeting and to suggest items for inclusion on future agendas.

Executive sessions of the independent, non-employee directors are held at least quarterly. The presiding director for these executive sessions rotates on a meeting-by-meeting basis in accordance with years of service on the Board. Following each executive session, the presiding director meets with the Chairman to provide feedback on matters discussed in the executive session, and/or input regarding agenda items or information requests for future Board and Committee meetings. The Board believes that each of the independent directors is well-qualified to serve as presiding director. The Board further believes that its approach regarding the presiding director, rather than selection of a single individual to fill that role, more effectively encourages full engagement of all of the independent directors in the executive sessions, avoids unnecessary hierarchy, and appropriately and effectively complements the combined Chairman/CEO role. Interested parties may communicate directly with the presiding director for an upcoming executive session or with the independent, non-employee directors as a group. See “Process for Communicating with Board Members” in this proxy statement.

The Board believes that the need for adoption of this proposal should be evaluated in the context of the Company’s overall corporate governance best practices. Direct accountability of the Board to the Company’s shareowners is achieved through the annual election of directors and majority voting in uncontested director elections, as well as through the right of holders of at least 20% of the Company’s outstanding stock (excluding derivatives) to call special meetings of shareowners. The Company has also eliminated the supermajority voting provisions contained in its Amended and Restated Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and amended its Corporate Governance Guidelines to provide for the recoupment of incentive compensation in the event of a significant restatement. Positive shareowner sentiment is reflected in each director receiving at least 95% of the votes cast in 2011 and over 90% support for the compensation of our Named Executive Officers in 2010 and 2011. Moreover, proposals calling for separation of the Chairman and CEO roles were rejected by the shareowners in 2003, 2005 and 2010.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a fixed rule, but as a matter that is best addressed as part of the CEO succession planning process. The Board believes that the absence of a fixed rule provides it with the flexibility to determine the most effective Board leadership structure given then-current circumstances. To do otherwise would take away the Board’s ability to adopt the leadership structure that best ensures its ability to fulfill its oversight functions, address the key concerns and opportunities facing the Company from time to time and serve in the best interest of shareowners.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

Proposal No. 5: POLITICAL CONTRIBUTIONS

This proposal has been submitted by Vijay Sendhil Revuluri, 758 West 15th Street, #1B, Chicago, IL 60607-5150 (the owner of 450 shares of Common Stock).

Resolved, that the shareholders of Honeywell (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.

Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.

An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Honeywell, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Honeywell contributed at least $607,000 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Honeywell engages responsibly in the political process. Our products and services are closely aligned with several key public policy priorities, such as safety, security and energy efficiency.

Honeywell generally does not use corporate funds for political contributions to any party or candidate or in support of any ballot measure or political committee.

•

Our policy is set forth in the Company’s Corporate Governance Guidelines and Code of Business Conduct, which are available on the Company’s website. Any use of corporate funds for political expenditures would require the prior approval of the Company’s Senior Vice President and General Counsel and is rarely approved. Any use of corporate funds for political contributions has been de minimis (less than $5,000 annually).

Honeywell participates in the U.S. political process through the non-partisan Honeywell Political Action Committee (HIPAC).

•	HIPAC is funded exclusively through voluntary contributions from eligible U.S.-based employees; employees are not reimbursed, directly or indirectly, for political donations or expenses.

•	We believe that substantially all of the amount referenced in Proposal No. 5 actually relates to HIPAC contributions and not the use of corporate funds.

Honeywell is a member of a number of trade associations that may engage in political activities or make political contributions; these memberships generally require the approval of an executive officer of the Company.

•

The primary purpose of membership in these trade associations is the general business, technical and industry expertise these organizations provide, not political advocacy; trade associations take a wide variety of positions on various matters, not all of which the Company supports.

Honeywell maintains a rigorous compliance process to ensure that the Company’s political activities are lawful, properly disclosed and aligned with our Code of Business Conduct.

•

Federal disclosures are publicly available regarding the Company’s lobbying activities, the portion of total trade association membership dues spent on lobbying or political expenditures, and HIPAC contributions to political candidates. Links to these disclosures are available on the Company’s website (www.honeywell.com; see “Investor Relations/Corporate Governance/Political Contributions”).

The Board and management exercise appropriate oversight of Honeywell’s political activities.

•

The Board’s Corporate Governance and Responsibility Committee, which consists entirely of independent, non-employee directors, oversees the Company’s political activities on behalf of the Board. The Committee receives an annual report on the Company’s policies and practices regarding political contributions; see above for discussion of management oversight of political contributions and trade association memberships.

For the reasons set forth above, the Board believes that the Company participates responsibly in the political process and provides clear disclosure regarding its political activities on its website and in required filings. Accordingly, the Board believes that the Company’s disclosures and compliance and oversight procedures are sufficient to ensure transparency and accountability.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Notice and Access

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Materials are available at www.proxyvote.com. You will need to enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

Methods of Voting

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet or telephone must be received by 11:59 p.m. Eastern Daylight Time on April 22, 2012.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1 and 3 through 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on April 22, 2012.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Therefore, we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet or telephone must be received by 5:00 p.m. Eastern Daylight Time on April 19, 2012.

Revoking Your Proxy

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•

voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Quorum; Vote Required; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy.

With respect to Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority of votes cast.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2, 3, 4 and 5 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. While the vote on Proposal No. 3 is advisory, and not binding on the Board or the Company, the Board, will take into consideration the outcome of the vote when making future executive compensation decisions.

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Results of the Vote

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

Shares Outstanding

At the close of business on February 24, 2012, there were 776,278,281 shares of Common Stock outstanding. Each share outstanding as of the February 24, 2012 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Electronic Access to the Proxy Materials

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive proxy materials electronically as follows:

Shareowners of Record: If you are a registered shareowner, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to our shareowners or their legal proxy holders. If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 24, 2012 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only upon presentation of evidence of ownership of shares of Common Stock as of February 24, 2012.

If you are not a shareowner, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a shareowner of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name shareowner, you must bring a form of photo identification, a legal proxy from the record holder (i.e. the bank, broker or other holder of record) to the street name holder that is assignable, and a legal proxy from the street name holder to you. We reserve the right to limit the number of representatives for any shareowner who may attend the meeting.

OTHER INFORMATION

Shareowner Proposals for 2013 Annual Meeting

•

In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2013 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 8, 2012. Proposals submitted thereafter will be opposed as not timely filed.

•

If a shareowner intends to present a proposal for consideration at the 2013 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 24, 2012 and not later than January 23, 2013. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s Common Stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2013 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2012 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Corporate Secretary

March 8, 2012

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(1)	Reconciliation of Segment Profit to Operating Income and Calculation of Segment Profit and Operating Income Margin

$ Billions	2003	2007	2008	2009	2010	2011
Segment Profit	$2.4	$4.6	$4.8	$4.0	$4.5	$5.4
Stock Based Compensation(1)	0.0	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)
Repositioning and Other(1)(2)	(0.2)	(0.5)	(1.1)	(0.5)	(0.6)	(0.8)
Pension Expense – ongoing(1)	(0.1)	0.1	0.1	(0.3)	(0.2)	(0.1)
Pension Expense – mark-to-market(1)	(0.2)	0.0	(3.3)	(0.7)	(0.5)	(1.8)
OPEB Income (Expense)(1)	(0.2)	(0.2)	(0.1)	0.0	(0.0)	0.1

Operating Income	$1.7	$3.9	$0.3	$2.4	$3.0	$2.6

Segment Profit	$2.4	$4.6	$4.8	$4.0	$4.5	$5.4
÷ Sales	$22.1	$33.5	$35.5	$30.0	$32.4	$36.5

Segment Profit Margin %	10.6%	13.6%	13.5%	13.3%	13.9%	14.7%

Operating Income	$1.7	$3.9	$0.3	$2.4	$3.0	$2.6
÷ Sales	$22.1	$33.5	$35.5	$30.0	$32.4	$36.5

Operating Income Margin %	7.9%	11.6%	0.8%	7.9%	9.3%	7.0%

(1)	Included in cost of products and services sold and selling, general and administrative expenses.

(2)	Includes repositioning, asbestos, environmental expenses and equity income.

(2)	Reconciliation of EPS to EPS, Excluding Mark-to-Market Pension Adjustment

	2003(1)	2007(2)	2008(3)	2009(4)	2010(5)	2011(6)
EPS	$1.39	$3.35	$1.08	$2.05	$2.59	$2.61
Mark-to-Market Pension Adjustment	0.12	0.01	2.74	0.64	0.41	1.44

EPS, Excluding Mark-to Market Pension Adjustment	$1.51	$3.36	$3.82	$2.69	$3.00	$4.05

(1)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 33.5% 2003.

(2)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 30.0% 2007.

(3)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 38.2% 2008.

(4)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 34.4% 2009.

(5)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 32.3% 2010.

(6)	Utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 36.9% 2011.

A-1

(3)	Reconciliation of Free Cash Flow, prior to U.S. pension cash contributions, to Cash Provided by Operating Activities and Calculation of Cash Flow Conversion

$ Billions	2003	2010	2011
Cash Provided by Operating Activities	$2.2	$4.2	$2.8
Expenditures for Property, Plant and Equipment	(0.7)	(0.6)	(0.8)
Free Cash Flow	$1.5	$3.6	$2.0
US Pension Cash Contributions	0.7	0.6	1.7

Free Cash Flow, prior to U.S. Pension Cash Contributions	$2.2	$4.2	$3.7

Net Income Attributable to Honeywell	$1.2	$2.0	$2.1
Mark-to-Market pension adjustment, net of tax(1)	$0.1	$0.3	$1.1

Net Income Attributable to Honeywell
Excluding Mark-to-Market Pension Adjustment	$1.3	$2.3	$3.2

Cash Provided by Operating Activities	$2.2	$4.2	$2.8
÷ Net Income Attributable to Honeywell	1.2	2.0	2.1

Operating Cash Flow Conversion %	183%	208%	137%

Free Cash Flow, prior to U.S. Pension Cash Contributions	$2.2	$4.2	$3.7
÷ Net Income Attributable to Honeywell
Excluding Mark-to-Market Pension Adjustment	1.3	2.3	3.2

Free Cash Flow Conversion %(2)	170%	177%	115%

(1)	Mark-to-market uses a tax rate of 36.9%, 32.3% and 33.5% for 2011, 2010 and 2003, respectively.

(2)	Reflects Free Cash Flow prior to U.S. pension cash contributions and net income excluding the impact of mark-to-market pension adjustment.

(4) Discontinued Operations Reconciliation

$ Billions	2003
Sales – Total Honeywell	$23.1
Sales – Consumer Products Group	1.0

Sales – Continuing Operations	$22.1

(5) Net Income Attributable To Honeywell Excluding Mark-to-Market Pension Adjustment

$ Billions	2003
Net Income Attributable to Honeywell	$1.2
Mark-to-Market pension adjustment, net of tax(1)	0.1
Net Income Attributable to Honeywell

Excluding Mark-to-Market Pension Adjustment	$1.3

(1)	Mark-to-market uses a tax rate of 33.5% 2003.

A-2

DIRECTIONS TO HONEYWELL’S HEADQUARTERS

101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M41034-P18744	KEEP THIS PORTION FOR YOUR RECORDS
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:

The Board of Directors recommends a vote		“FOR”
Nominees (A) through (J).		ê
		For	Against

A.	Gordon M. Bethune	☐	☐

B.	Kevin Burke	☐	☐

C.	Jaime Chico Pardo	☐	☐

D.	David M. Cote	☐	☐

E.	D. Scott Davis	☐	☐

F.	Linnet F. Deily	☐	☐

G.	Judd Gregg	☐	☐

H.	Clive R. Hollick	☐	☐

I.	George Paz	☐	☐

J.	Bradley T. Sheares	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

	The Board of Directors recommends a vote	“FOR”
	Proposals (2) and (3).	ê
		For	Against	Abstain

2.	Approval of Independent Accountants.	☐	☐	☐

3.	Advisory Vote To Approve Executive Compensation.	☐	☐	☐

	The Board of Directors recommends a vote		“AGAINST”
	Proposals (4) and (5).		ê
		For	Against	Abstain

4.	Independent Board Chairman.	☐	☐	☐

5.	Political Contributions.	☐	☐	☐

Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2012 Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M41035-P18744

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 23, 2012

           The undersigned hereby appoints David M. Cote, Katherine L. Adams and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 23, 2012, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

           Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive R. Hollick, George Paz and Bradley T. Sheares.

           IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 22, 2012.

           This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 23, 2012 by persons who participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 19, 2012.

           By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, as Trustee for the Honeywell Savings and Ownership Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 23, 2012, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

           Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive R. Hollick, George Paz and Bradley T. Sheares.

           IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2012 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners

MEETING DATE: April 23, 2012

Voting Direction Information

This email represents your shares in the following account(s) as of the record date, February 24, 2012:

NAME

HONEYWELL INTL – COMMON	123,456,789,012.00000
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL – ESPP	123,456,789,012.00000
HONEYWELL INTL – UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL – BENDIX	123,456,789,012.00000
HONEYWELL INTL – MOOG 401K	123,456,789,012.00000
HONEYWELL INTL – GLOBAL PLAN	123,456,789,012.00000
HONEYWELL INTL – GLOBAL PLAN CANADA	123,456,789,012.00000
HONEYWELL INTL – VESTED RESTRICTED	123,456,789,012.00000
HONEYWELL INTL – SHAREBUILDER	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901
Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at http://www.ProxyVote.com.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone voting instructions for Honeywell savings plan accounts will be accepted until 5:00 pm (EDT) on April 19, 2012. The cutoff for all other Internet and telephone voting is 11:59 pm (EDT) on April 22, 2012.

The Board of Directors recommends a vote “FOR” Proposal 1 (the election of the nominees listed in the proxy statement to the Board of Directors) and Proposals 2 and 3 and “AGAINST” Proposals 4 and 5.

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

If you wish to vote by telephone, then please call 1-800-690-6903.

You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT
The proxy statement, as well as the Annual Report, can also be found at the following Internet site:

http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote. (Include the original text and subject line of this message for identification purposes.)